Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 30, 2004

among

LOEWS CINEPLEX

ENTERTAINMENT CORPORATION

(and upon their joinder as parties hereto in accordance with the terms hereof)

GRUPO CINEMEX, S.A. DE C.V.

and

CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V.,

as Borrowers,

LCE HOLDCO LLC

CITICORP NORTH AMERICA, INC.

as Administrative Agent, Dollar Swing Line Lender and L/C Issuer

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL

GRUPO FINANCIERO BANAMEX

as Mexican Administrative Agent

THE OTHER LENDERS PARTY HERETO

CREDIT SUISSE FIRST BOSTON

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

CREDIT SUISSE FIRST BOSTON

as Syndication Agent

and

BANK OF AMERICA, N.A.

DEUTSCHE BANK SECURITIES INC.

LEHMAN COMMERCIAL PAPER INC.

as Co-Documentation Agents

i

SIGNATURES	S-1

SCHEDULES

I	Guarantors
1.01A	Unrestricted Subsidiaries
1.01B	Mandatory Cost Formula
1.01C	Existing Letters of Credit
1.01D	Mortgaged Leased Real Properties
1.01E	Mortgaged Owned Real Properties
1.01F	Specified Deferred Revenue Contract
1.01G	Specified Leases
2.01	Commitments
4.01	Local Counsel
5.03	Certain Consents
5.06	Litigation
5.08(b)	Owned and Leased Real Property
5.09	Environmental Matters
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.12	Subsidiaries to be Liquidated
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(l)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Dollar Swing Line Loan Notice
B-2	Peso Swing Line Loan Notice
C-1	Term Note
C-2A	Dollar Revolving Credit Note
C-2B	Peso Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
F-3	Company Guaranty
G	Security Agreement
H-1	Real Property Mortgage
H-2	Leasehold Mortgage
I-1	Mexican Pledge Agreement
I-2	Luxembourg Pledge Agreement
J	Perfection Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 30, 2004, among LCE ACQUISITION CORPORATION, a Delaware corporation (to be merged with and into Loews (as defined herein), the “Company”), upon its joinder as a party hereto in accordance with the terms hereof, GRUPO CINEMEX, S.A. DE C.V., a corporation organized under the laws of Mexico, upon its joinder as a party hereto in accordance with the terms hereof, CADENA MEXICANA DE EXHIBICIÓN, S.A. DE C.V., a corporation organized under the laws of Mexico, LCE HOLDCO LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIGROUP GLOBAL MARKETS INC. and CREDIT SUISSE FIRST BOSTON, as Joint Lead Arrangers and Joint Bookrunners, CREDIT SUISSE FIRST BOSTON, as Syndication Agent, BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC. and LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agents, CITICORP NORTH AMERICA, INC., as Administrative Agent, Dollar Swing Line Lender and L/C Issuer and BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as Mexican Administrative Agent.

PRELIMINARY STATEMENTS

Pursuant to the Purchase Agreements (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below), (a) Loews agreed to purchase, directly or indirectly, from the Sellers all the issued and outstanding shares of capital stock of Grupo Cinemex and (b) Parent agreed to purchase, directly or indirectly, from the Sellers all the issued and outstanding shares of capital stock of Loews.

The Company was organized by Parent and Holdings to acquire the Loews Business and is a wholly owned direct Subsidiary of Holdings.

The Company has requested that (a) simultaneously with the consummation of the Acquisition, the Term Lenders make Closing Date Term Loans to the Company in an aggregate Dollar Amount of up to $630,000,000 to pay, among other things, the cash consideration for the Acquisition and to pay fees and expenses incurred in connection with the Transactions, (b) on any date prior to the Delayed Draw Termination Date, the Term Lenders make Delayed Draw Term Loans to the Company in an aggregate Dollar Amount of up to $50,000,000 to refinance the Mexican Credit Agreement and to pay fees and expenses in connection therewith and (c) from time to time, the Revolving Credit Lenders lend to the Borrowers and the L/C Issuer issue Letters of Credit for the account of the Company and its Subsidiaries under a $100,000,000 multi-currency revolving credit facility.

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means (i) the acquisition by Loews from the Sellers of all the issued and outstanding shares of capital stock of Grupo Cinemex; (ii) the acquisition by Parent from the Sellers of all the issued and outstanding shares of capital stock of Loews, in each case pursuant to, and in accordance with, the applicable Purchase Agreement; and (iii) the merger of LCE Acquisition Corporation with and into Loews immediately after the closing of the other transactions described in this definition.

“Additional Lender” has the meaning set forth in Section 2.14.

“Adjusted Annualized Pro Forma EBITDA” means, for any period, the sum, without duplication, of (a) Annualized Pro Forma EBITDA of the Borrower Parties for such period and (b) the Company’s equity percentage of the Annualized Pro Forma EBITDA of the Specified 50/50 JVs for such period.

“Adjusted Annualized Pro Forma EBITDAR” means, for any period, the sum, without duplication, of (a) the Annualized Pro Forma EBITDAR of the Borrower Parties for such period and (b) the Company’s equity percentage of the Annualized Pro Forma EBITDAR of the Specified 50/50 JVs for such period.

“Adjusted Annualized Pro Forma Lease Expense” means, for any period, the sum, without duplication, of (a) Annualized Pro Forma Lease Expense of the Borrower Parties for such period and (b) the Company’s equity percentage of the Annualized Pro Forma Lease Expense of the Specified 50/50 JVs for such period.

“Administrative Agent” means CNAI in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any amount denominated in Dollars, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders. The term “Mexican Administrative Agent’s Office” shall have a correlative meaning with respect to any amount denominated in Pesos.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Administrative Agent, the Mexican Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Mexican Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Peso Exposure” means, at any time, the aggregate amount of the Peso Revolving Credit Lenders’ Peso Exposure at such time.

“Aggregate Peso Sublimit” means $25,000,000.

“Agreement” means this Credit Agreement.

“Annualized Pro Forma EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, plus (b) Pro Forma EBITDA for Annualized Theaters of such Person and its Subsidiaries for such period, minus (c) Actual Fiscal Quarter EBITDA for Annualized Theaters of such Person and its Subsidiaries for such period.

For purposes of this definition, (a) ”Pro Forma EBITDA for Annualized Theaters” means the sum of the Pro Forma EBITDA for each Annualized Theater, calculated on an Annualized Theater by Annualized Theater basis in accordance with the following formula:

Pro Forma EBITDA for each Annualized Theater	equals	Actual Fiscal Quarter EBITDA divided by the applicable Annualization Factor where:

“Actual Fiscal Quarter EBITDA” means, with respect to any Annualized Theater, the sum of the amount of Consolidated EBITDA of the applicable Person and its Subsidiaries attributable to such Annualized Theater for each Included Quarter.

“Included Quarter” means each full fiscal quarter that the applicable Annualized Theater was in operation during the measurement period.

“Annualization Factor” means, with respect to any Annualized Theater, the sum of the applicable annualization factors set forth below (based upon the geographical location of such Annualized Theater) for Included Quarters:

U.S.	Mexico	Korea	Spain
Fiscal quarter ending March 31.208	.206	.248	.280
Fiscal quarter ending June 30.252	.253	.246	.194
Fiscal quarter ending September 30.262	.284	.317	.274
Fiscal quarter ending December 31.278	.257	.189	.252	; and

(b) “Actual Fiscal Quarter EBITDA for Annualized Theaters” means the sum of the Actual Fiscal Quarter EBITDA for each Annualized Theater.

“Annualized Pro Forma EBITDAR” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Annualized Pro Forma EBITDA of such Person and its Subsidiaries for such period and (b) Annualized Pro Forma Lease Expense of such Person and its Subsidiaries for such period.

“Annualized Pro Forma Lease Expense” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Lease Expense of such Person and its Subsidiaries for such period, plus (b) Pro Forma Lease Expense for Annualized Theaters of such Person and its Subsidiaries for such period, minus (c) Actual Fiscal Quarter Lease Expense for Annualized Theaters of such Person and its Subsidiaries for such period.

For purposes of this definition, (a) ”Pro Forma Lease Expense for Annualized Theaters” means the sum of the Pro Forma Lease Expense for each Annualized Theater, calculated on an Annualized Theater by Annualized Theater basis in accordance with the following formula:

Pro Forma Lease Expense for each Annualized Theater	equals	Actual Fiscal Quarter Lease Expense multiplied by the applicable Annualization Factor where:

“Actual Fiscal Quarter Lease Expense” means, with respect to any Annualized Theater, the sum of the amount of Consolidated Lease Expense of the applicable Person and its Subsidiaries attributable to such Annualized Theater for each Included Quarter.

“Included Quarter” means each full fiscal quarter that the applicable Annualized Theater was in operation during the measurement period.

“Annualization Factor” means (i) with respect to each Annualized Theatre that has completed less than two full fiscal quarters of operations, four (4), (ii) with respect to each Annualized Theatre that has completed two full fiscal quarters of operations, but less than three full fiscal quarters of operations, two (2) and (iii) with respect to each Annualized Theater that has completed more than three full fiscal quarters of operations but less than four full fiscal quarters of operations, four-thirds (4/3); and

(b) “Actual Fiscal Quarter Lease Expense for Annualized Theaters” means the sum of the Actual Fiscal Quarter Lease Expense for each Annualized Theater.

“Annualized Theater” means, for any period, with respect to any Person and its Subsidiaries, any newly constructed theater identified to the Administrative Agent that has completed at least one full fiscal quarter of operations, but less than four full fiscal quarters of operations and that is owned by such Person or one of its Subsidiaries.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, (i) for Eurodollar Rate Loans, 2.25% and (ii) for Base Rate Loans, 1.25%; and

(b) with respect to (i) the Dollar Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (x) until January 31, 2005, (A) for Eurodollar Rate Loans, 2.75%, (B) for Base Rate Loans, 1.75%, (C) for Letter of Credit fees, 2.75% and (D) for Revolving Credit Commitment Fees, 0.50% and (y) thereafter, the percentages per annum set forth under the applicable caption below, based upon the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and (ii) with respect to the Peso Revolving Credit Loans or Peso Base Rate Loans, the percentages per annum set forth under the caption “TIIE/Peso Base Rate” below.

Applicable Rate

Pricing Level	Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate	Revolving Credit Commitment Fee Rate	TIIE/Peso Base Rate
1	<5.00:1	2.00%	1.00%	0.50%	2.00%
2	≥5.00:1 but <5.50:1	2.25%	1.25%	0.50%	2.25%
3	≥5.50:1 but <6.00:1	2.50%	1.50%	0.50%	2.50%
4	≥6.00:1	2.75%	1.75%	0.50%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, Pricing Level 4 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means, collectively, Citigroup Global Markets Inc. and Credit Suisse First Boston.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited combined consolidated balance sheets of the Company as of each of December 31, 2003 and December 31, 2002, and the related audited combined consolidated statements of operations, stockholders’ equity and cash flows for the Company for the fiscal year ended December 31, 2003, the nine months ended December 31, 2002, the one month ended March 31, 2002 and the fiscal year ended February 28, 2002 (or for the three most recent SEC acceptable equivalent fiscal years).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Banamex” means Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by CNAI as its “base rate.” The “base rate” is a rate set by CNAI based upon various factors including CNAI’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by CNAI shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower Parties” means the collective reference to the Company and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowers” means the Company and, at any time following their joinder as a party hereto in accordance with the terms hereof, the Mexican Borrowers.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or, with respect to any L/C Credit Extension, any L/C Issuer is domiciled, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Cadena” means Cadena Mexicana de Exhibición, S.A. de C.V., a Mexican corporation and a wholly owned Subsidiary of Grupo Cinemex, including any successor Person thereto.

“CapEx Pull-Forward Amount” has the meaning specified in Section 7.19(b).

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which will be or has been transferred to a Person that is not a Borrower Party pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition in accordance with Section 2.05(b)(ii), Casualty Event or Equity Issuance by any Borrower Party, (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and the Restricted Subsidiaries within 12 months of receipt of such proceeds (or if the Company enters into a contract to so reinvest such proceeds within 12 months of receipt thereof, within six months of the date of such contract), (e) interest capitalized during such period, (f) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, the Company or any Restricted

Subsidiary thereof) and for which neither Holdings, the Company nor any Restricted Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (g) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (h) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or (i) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that the obligations under any Specified Lease shall not be considered to be Capitalized Lease Obligations for purposes of this Agreement.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that no Specified Lease shall be considered to be a Capitalized Lease for purposes of this Agreement.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked deposit account at Citibank, N.A. (or a commercial bank affiliated with a successor agent selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Mexico or (iii) any member nation of the European Union thereof having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States, Mexico or any member nation of the European Union is pledged in support thereof, as applicable;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000 (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by a domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed or insured by (i) the United States, (ii) Mexico or (iii) any member nation of the European Union in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than twelve (12) months from the date of acquisition thereof;

(f) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (e) of this definition; and

(g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in Pesos, Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction.

“Cash Management Obligations” means obligations owed by Holdings, the Company or any of its Restricted Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Company or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings or (B) the Permitted Holders own, directly or indirectly, of record and beneficially an amount of common stock or other common Equity Interests having ordinary voting power of Holdings equal to an amount more than forty percent (40%) of the amount of common stock or other common Equity Interests having ordinary voting power of Holdings owned, directly or indirectly, by the Permitted Holders of record and beneficially as of the Closing Date and such ownership by the Permitted Holders represents the largest single block of voting securities having ordinary voting power of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the outstanding voting securities having ordinary voting power of

Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b) any “Change of Control” (or any comparable term) as defined in any Junior Financing Documentation relating to any Junior Financing the aggregate outstanding principal amount of which is in excess of the Threshold Amount; or

(c) at any time prior to a Qualifying IPO of the Company, the Company ceasing to be a direct wholly owned Subsidiary of Holdings.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Closing Date Term Commitments or Delayed Draw Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Term Commitment” means, as to any Term Lender, its obligation to make a Closing Date Term Loan to the Company pursuant to Section 2.01(a)(i) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Closing Date Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Closing Date Term Commitments is $630,000,000.

“Closing Date Term Loan” has the meaning specified in Section 2.01(a).

“CNAI” means Citicorp North America, Inc.

“Co-Documentation Agents” means Bank of America, N.A., Deutsche Bank AG Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Documentation Agents under this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Documents, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans or TIIE Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph to this Agreement and, on and after the Closing Date, shall refer to Loews as the surviving entity in the merger of LCE Acquisition Corporation and Loews on the Closing Date.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-3.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Adjusted Debt” means, as of any date, the sum, without duplication, of (a) Consolidated Adjusted Funded Indebtedness as of such date and (b) the product obtained by multiplying (i) Adjusted Annualized Pro Forma Lease Expense for the period of four consecutive fiscal quarters ended as of such date (or, if such date is not the last day of a fiscal quarter, then as of the last day of the fiscal quarter most recently ended) by (ii) eight (8).

“Consolidated Adjusted Funded Indebtedness” means, as of any date, the sum of, without duplication, (a) the Consolidated Funded Indebtedness of the Borrower Parties (net of Unrestricted Cash and Cash Equivalents of the Company and its Restricted Subsidiaries that are Domestic Subsidiaries or that are organized under the laws of Mexico) as of such date and (b) the Company’s equity percentage of the Consolidated Funded Indebtedness of the Specified 50/50 JVs as of such date; provided that, in determining the amount of the Consolidated Funded Indebtedness of the Borrower Parties for purposes of this definition, the amount of Indebtedness of the Borrower Parties consisting of Revolving Credit Loans and any other Indebtedness that consists of a revolving line of credit as of any date shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter ending during the four fiscal quarters most recently ended on or prior to such date, divided by four (4) (with the amount of Indebtedness under any revolving line of credit as of June 30, 2004 deemed to be $0 for purposes of such calculation).

“Consolidated Adjusted Interest Charges” means, for any period, the sum of, without duplication, (a) Consolidated Interest Charges of the Borrower Parties for such period and (b) the Company’s equity percentage of the Consolidated Interest Charges of the Specified 50/50 JVs for such period.

“Consolidated Adjusted Interest Coverage Ratio” means, for any period, the ratio of (a) Adjusted Annualized Pro Forma EBITDA for such period to (b) Consolidated Adjusted Interest Charges for such period; provided that for the purpose of calculating the Consolidated Adjusted Interest Coverage Ratio for any period ending prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Adjusted Interest Charges shall be determined for the period commencing on the Closing Date and ending on the last day of the relevant fiscal quarter, annualized on a simple arithmetic basis.

“Consolidated Adjusted Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Adjusted Annualized Pro Forma EBITDAR for the period of four consecutive fiscal quarters ended as of such date (or, if such date is not the last day of a fiscal quarter, then as of the last day of the fiscal quarter most recently ended).

“Consolidated Assets” means, with respect to any Person and its Subsidiaries on a consolidated basis, all amounts which would be included under total assets on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes, as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period (including to the extent applicable in respect of tax liabilities incurred in a prior period (including prior to the Closing Date)).

“Consolidated EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) total interest expense,

(ii) income, franchise and similar taxes, and any tax distributions made pursuant to Section 7.06(h)(i) and (iii),

(iii) depreciation and amortization expense,

(iv) letter of credit fees,

(v) non-cash amortization of financing costs of such Person and its Subsidiaries,

(vi) cash expenses incurred in connection with any Investment permitted under Section 7.02, any Equity Issuance or Debt Issuance (in each case, whether or not consummated), or early extinguishment of Indebtedness,

(vii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(viii) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(ix) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) paid under Section 7.08(d) and (l),

(x) fees and expenses in connection with refinancings permitted by Section 7.14,

(xi) non-cash, non-recurring charges (other than the write down of current assets),

(xii) (A) non-recurring cash facilities relocation and consolidation costs and costs associated with the opening and permanent closing of facilities in an aggregate amount not to exceed $7,500,000 in any fiscal year (provided that, if such costs are less than $7,500,000 in any fiscal year, the amount thereof permitted to be added back to Consolidated Net Income in the immediately succeeding fiscal year shall be increased by the amount of such difference) and (B) other non-recurring fees, cash charges and other cash expenses (including restructuring charges and severance costs), whether incurred prior to or after the Closing Date,

(xiii) other non-cash expenses or charges of such Person and its Subsidiaries reducing Consolidated Net Income,

(xiv) with respect to any Event of Default under any covenant set forth in Section 7.11, the Net Cash Proceeds of any Permitted Equity Issuance to the Equity Investors or to other Persons making additional equity investments together with the Equity Investors after the Closing Date, in each case solely to the extent that such Net Cash Proceeds (A) are actually received by the Company (including through capital contribution of such Net Cash Proceeds by Holdings to the Company) no later than ten (10) days after the delivery of a Notice of Intent to Cure and (B) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for any applicable period (any such Permitted Equity Issuance, a “Permitted Cure Issuance”); provided that in each period of four (4) fiscal quarters, there shall be at least two (2) fiscal quarters in which no such cure is made; provided further that if Consolidated EBITDA is increased as contemplated by the provisions of this clause (xiv), then no Restricted Payments may be made pursuant to Section 7.06(i), (j) or (l) until such time as the Company shall have been in compliance with all of the covenants set forth in Section 7.11 for two (2) consecutive fiscal quarters without the benefit of any increases to Consolidated EBITDA pursuant to the provisions of this clause (xiv), it being understood that this clause (xiv) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11,

(xv) non-cash straight line rent operating lease adjustments reducing Consolidated Net Income, less any such adjustments increasing Consolidated Net Income, in each case as required under GAAP, minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to cash actually received in prior periods but not recognized as income until the current period and other than with respect to the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); minus

(d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(xi) or (b)(xiii) above in such period or in a previous period;

(e) plus unrealized losses and minus unrealized gains in respect of Swap Contracts,

all as determined in accordance with GAAP; provided that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 7.11 (including for purposes of the definition of “Pro Forma Basis”, but excluding for purposes of the definition of “Applicable Rate”), to the extent the receipt of any Net Cash Proceeds of any Permitted Cure Issuance are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xiv) above and, as a result thereof, any Event of Default of the covenants set forth in Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period and such addition to Consolidated EBITDA shall apply to any period of four (4) consecutive fiscal quarters that includes the fiscal quarter in respect of which such addition was made.

“Consolidated Funded Indebtedness” means, with respect to any Person and its Subsidiaries on a consolidated basis, without duplication,

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person,

(e) all Consolidated Funded Indebtedness of others secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed,

(f) all Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person,

(g) the implied principal component of all Capital Lease Obligations of such Person,

(h) all drafts drawn (to the extent unreimbursed) under letters of credit issued or bankers’ acceptances facilities created for the account of such Person,

(i) unless the holder thereof is a Loan Party or, if the issuer thereof is a Subsidiary of Holdings that is not a Loan Party, any other Restricted Subsidiary of Holdings, all Disqualified Equity Interests issued by such Person, and

(j) the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (w) any earn-out obligation or post closing payment adjustment until such obligation becomes certain of payment, (x) any deferred compensation arrangements, (y) any non compete or consulting obligations incurred in connection with the Transactions, any Permitted Acquisition or any similar transaction entered into prior to the Closing Date or (z) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be.

“Consolidated Interest Charges” means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the amount by which (x) interest expense (including the amortization of debt discount and premium, the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) amortization of fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining or terminating Swap Contracts, (iv) amortization of fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), and (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting), exceeds (y) interest income, in the case of clauses (x) and (y) as determined in accordance with GAAP, and only to the extent the same are paid or payable (or received or receivable) in cash with respect to such period; provided that, with respect to any period in which a new theater is constructed by any Person or any of its Subsidiaries that constitutes an Annualized Theater and the construction of which was financed by the incurrence of Indebtedness, the Consolidated Interest Charges of such Person and its Subsidiaries shall be adjusted by (1) adding thereto the cash interest expense associated with such Indebtedness annualized on a simple arithmetic basis and (2) subtracting therefrom the amount of actual cash interest expense associated with such Indebtedness for such period.

“Consolidated Lease Expense” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the aggregate amount of fixed and contingent rentals payable in cash by such Person for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP (but excluding taxes, common area maintenance and similar amounts in the case of gross leases and excess accrual (or reversals thereof) of straight-line rent expense amounts), provided, that payments in respect of Capital Lease Obligations shall not be included in Consolidated Lease Expense.

“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries, the net income or loss of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (A) the income of (i) any Subsidiary (other than a Loan Party or a Foreign Subsidiary the income of which would be excluded as a result of this clause (A)(i) solely as a result on any Contractual Obligation of the type permitted under Section 7.09) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary and (ii) any Joint Venture (or, in the case of the Borrower Parties, any Unrestricted Subsidiary), except in each case to the extent of the amount of dividends or other distributions actually paid to such Person or one of its Subsidiaries by such Subsidiary, Joint Venture or Unrestricted Subsidiary during such period (in which case the amount so paid shall be included in the net income of such Person and its Subsidiaries to the extent not already included therein regardless of whether such amount was earned by such Subsidiary, Joint Venture or Unrestricted Subsidiary during the applicable period or in a prior period or would otherwise be included in such net income), (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person, (C) the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting, (D) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, (E) any non-cash income or charges resulting from mark-to-market accounting under Statement of Financial Accounting Standard No. 52 – Foreign Currency Translation relating to Indebtedness denominated in foreign currencies, (F) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations, (G) inventory purchase accounting adjustments and amortization, impairment and other noncash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any Permitted Acquisition, (H) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, reasonable cash compensation charges related to any SARs linked to the performance of Grupo Cinemex and its Subsidiaries and granted to or for management of the Company with direct oversight responsibility for the operations of Grupo Cinemex or management of or senior consultants to Grupo Cinemex or its

Subsidiaries, reasonable customary cash charges resulting from purchase accounting to the extent such charges represent sales bonuses to management, and cash charges related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Disposition, (I) non-cash losses from Joint Ventures and non-cash minority interest reductions, (J) any losses (or any gains) realized upon the disposition of leases, property or assets outside the ordinary course of business and any extraordinary losses or gains and (K) any expenses related to the Transactions; provided further that there shall be included the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any Permitted Acquisition for the fiscal periods that such revenue would otherwise have been recognized.

“Consolidated Revenues” mean, as of the date for the applicable period ending on such date with respect to any Person and its Subsidiaries on a consolidated basis, the consolidated revenues of such Person and its Subsidiaries for such period determined in accordance with GAAP.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, as elected or appointed after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings (or the Company after a Qualifying IPO of the Company) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings (or the Company after a Qualifying IPO of the Company).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Borrower Parties for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) or (b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(b), have been received by the Administrative Agent.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum of, without duplication, of (A) 50% of Cumulative Consolidated Net Income (or, in the case Cumulative Consolidated Net Income at the time of determination is a deficit, minus 100% of such deficit), provided that, for purposes of Sections 7.06(j) and 7.14(a), the amount in this clause (A) shall only be available if the Consolidated Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) was less than 5.50:1, determined on a Pro Forma Basis after giving effect to any

Restricted Payment or prepayment, redemption or repurchase actually made pursuant to Sections 7.06(j) or 7.14(a), plus (B) the amount of Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Cure Issuances and Specified Contribution Proceeds) after the Closing Date to the extent that (1) such amount was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (2) such Net Cash Proceeds shall have been actually received by the Company (including through capital contribution of such Net Cash Proceeds by Holdings to the Company) on or prior to such date of determination (any such Net Cash Proceeds that so increase the Cumulative Growth Amount, “Designated Equity Proceeds”), plus (C) the amount of Net Cash Proceeds from the issuance of Permitted Holdco Debt after the Closing Date to the extent that such Net Cash Proceeds shall have been actually received by the Company (including through capital contribution of such Net Cash Proceeds by Holdings to the Company) on or prior to such date of determination (any such Net Cash Proceeds that so increase the Cumulative Growth Amount, “Designated Holdco Debt Proceeds”), plus (D) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually theretofore received in cash in respect of any Investment made since the Closing Date pursuant to Section 7.02(o), minus (E) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.02(o), (ii) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.06(j) and (iii) the aggregate amount of prepayments, redemptions or repurchases made since the Closing Date pursuant to Section 7.14(a) (other than with the Net Cash Proceeds of Permitted Subordinated Indebtedness or Designated Holdco Debt Proceeds).

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents and current deferred tax assets) of the Borrower Parties at such time.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower Parties at such time (other than the current portion of Long-Term Indebtedness, short-term Consolidated Funded Indebtedness and current deferred tax liabilities).

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan or TIIE Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Commitment Fees” has the meaning specified in Section 2.09(b).

“Delayed Draw Term Commitment” means, as to any Term Lender, its obligation to make a Delayed Term Loan to the Company pursuant to Section 2.01(a)(ii) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Commitments is $50,000,000.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(a).

“Delayed Draw Termination Date” means the date that is six months after the Closing Date.

“Designated Holdco Debt Proceeds” has the meaning specified in the definition of the term “Cumulative Growth Amount”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan Facility.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b) with respect to any Peso Loan, the principal amount thereof then outstanding in Pesos, converted to Dollars in accordance with Section 2.15; and

(c) with respect to any L/C Obligation (or any risk participation therein), the amount thereof.

“Dollar Portion” has the meaning specified in Section 2.16.

“Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous Dollar Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Dollar Swing Line Lender” means CNAI in its capacity as provider of Dollar Swing Line Loans, or any successor Dollar swing line lender hereunder.

“Dollar Swing Line Loan” has the meaning specified in Section 2.04(a).

“Dollar Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitments. The Dollar Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and any other Subsidiary that is not, and that is not owned by, a “controlled foreign corporation” under Section 957 of the Code.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Dollar Swing Line Lender (and, in the case of any assignment of a Peso Commitment, the Peso Swing Line Lender), and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems or to human health and safety.

“Environmental Liability” means, all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly arising out of, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contributions” means, collectively, (a) the contribution by the Equity Investors of an aggregate amount of cash not less than $421,670,572 to the Parent and the contribution of such amount to Holdings, (b) the further contribution by Holdings of all such cash contribution proceeds to the Company in order to consummate the Acquisition and (c) the use of such proceeds for the payment of fees and expenses as set forth in clause (f) of the definition of Transactions.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means (a) each of Bain Capital Holdings (Loews) I, L.P. (and its members), Bain Capital AIV (Loews) II, L.P. (and its members), TC Group L.L.C., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P., and their respective Affiliates and (b) the Management Shareholders.

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to

Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by CNAI and with a term equivalent to such Interest Period would be offered by CNAI’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any fiscal year period of the Borrower Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA of the Borrower Parties for such fiscal year minus (b) without duplication,

(i) Capital Expenditures permitted to be made under Section 7.19 and made in cash to the extent not financed with the proceeds of Long-Term Indebtedness, equity issuances or other proceeds that would not be included in Consolidated EBITDA;

(ii) total interest expense paid in cash;

(iii) Consolidated Cash Taxes paid;

(iv) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower Parties, excluding (1) Indebtedness in respect of Revolving Credit Loans, Swing Line Loans, Letters of Credit and any other Indebtedness that consists of a revolving line of credit except to the extent that the commitments under such line of credit are permanently reduced by the amount of such prepayment), (2) Term Loans prepaid pursuant to Section 2.05(a) or (b) and (3) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness;

(v) Restricted Payments made by the Borrower Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(g) and (h) (other than subclause (v) thereof) and (k);

(vi) letter of credit and commitment or facility fees (including Revolving Credit Commitment Fees, Delayed Draw Commitment Fees and similar fees in respect of any other revolving or committed line of credit);

(vii) proceeds received by the Borrower Parties from insurance claims with respect to casualty events or business interruption which reimburse prior business expenses to the extent such expenses were added to Consolidated Net Income in determining Consolidated EBITDA;

(viii) all extraordinary cash charges;

(ix) cash payments made in satisfaction of non-current liabilities (other than Indebtedness);

(x) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), or early extinguishment of Indebtedness;

(xi) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14;

(xii) cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with the Acquisition, any Permitted Acquisition or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date);

(xiii) non-recurring cash charges to the extent included in determining Consolidated EBITDA;

(xiv) cash expenses incurred in connection with deferred compensation arrangements in connection with the Transactions;

(xv) management fees paid under Section 7.08(d);

(xvi) cash from operations (for the avoidance of doubt, not including proceeds of any Permitted Equity Issuance, Permitted Holdco Debt or other Indebtedness) used to consummate a Permitted Acquisition or an Investment under Section 7.02(n) or (o);

(xvii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations;

(xviii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Net Cash Proceeds of Permitted Cure Issuances;

(xix) cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Charges;

(xx) to the extent included in Consolidated Net Income in determining Consolidated EBITDA, non-cash income attributable to the Specified Deferred Revenue Contracts;

(xxi) cash compensation expenses related to any SARs linked to the performance of Grupo Cinemex and its Subsidiaries granted to or for management of the Company with direct oversight responsibility for the operations of or senior consultants to Grupo Cinemex or management of Grupo Cinemex and its subsidiaries, cash expenses resulting from purchase accounting to the extent such expenses represent sales bonuses to management, and cash expenses related to retention, signing or completion bonuses in connection with the Transactions, any Permitted Acquisition or any Disposition;

(xxii) to the extent not deducted in the computation of Net Cash Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (in the case of the foregoing clauses (b)(i) through (xxi), to the extent made, paid, incurred or for, as the case may be, such fiscal year); and

(xxiii) payments with respect to contingent contractual obligations required to be paid in the six (6) months after the end of such fiscal year (which payments would have been deducted in calculating Excess Cash Flow for such fiscal year had they been made during such fiscal year); provided that (x) the Company shall deliver a certificate to the

Administrative Agent not later than 90 days after the end of such fiscal year, signed by a Responsible Officer of the Company, describing the nature and amount of such contingent contractual obligation and certifying that such contingent contractual obligation will be paid within six (6) months after the end of such fiscal year, (y) if such payment is not made within six (6) months after the close of such fiscal year, then the Company shall promptly make an optional prepayment of Term Loans in accordance with Section 2.05(a) in an amount, if positive, equal to (A) the amount that would have been paid pursuant to Section 2.05(b)(i) with respect to such fiscal year but for this clause (xxii) minus (B) the amount of the payment made pursuant to Section 2.05(b)(i) with respect to such fiscal period and (z) any deduction from Excess Cash Flow made with respect to contingent contractual obligations pursuant to this clause (xxii) in such fiscal year shall not be deducted in computing Excess Cash Flow for the fiscal year in which such contingent obligations are paid; and

(c) minus increases in Working Capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) or plus decreases in Working Capital for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Existing Credit Agreements” means (a) the Priority Secured Credit Agreement dated as of March 21, 2002, among the Company, Cineplex Odeon Corporation, the lenders party thereto and Bankers Trust Company, as U.S. Administrative Agent and Deutsche Bank AG, Canada Branch as Canadian Administrative Agent and (b) the Term Loan Agreement dated as of March 21, 2002, among the Company, the lenders party thereto and Bankers Trust Company, as Administrative Agent.

“Existing Letter of Credit” means those standby letters of credit issued by Deutsche Bank Trust Company Americas listed on Schedule 1.01C.

“Facility” means the Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to CNAI on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of June 18, 2004 and amended and restated as of July 7, 2004, among the Parent, the Initial Lenders and the Arrangers.

“Foreign Lender” has the meaning specified in Section 10.15.

“Foreign Specified 50/50 JV” means any Specified 50/50 JV that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Grupo Cinemex” means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of Mexico and a wholly owned Subsidiary of the Company, including any successor Person thereto.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, performance or completion guarantees, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Company in its capacity as a guarantor under the Company Guaranty and the Restricted Subsidiaries of the Company listed on Schedule I and each other Restricted Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Holdings Guaranty, the Company Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other chemicals, materials, substances, wastes pollutants or contaminants of any nature prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is, at the time it enters a Secured Hedge Agreement, a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-1.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(h).

“Incremental Amendment” has the meaning set forth in Section 2.14.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14.

“Incremental Term Loans” has the meaning set forth in Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or permanent reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses or trade accounts payable in the ordinary course of business and (ii) any earn-out obligation or post-closing payment adjustment until such obligation becomes certain of payment);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capital Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person but (ii) shall not include (x) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” or (y) landlord allowances in connection with leased properties. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if such Indebtedness is non-recourse to such Person, the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, in connection with the Transactions, any Permitted Acquisition or any similar transaction entered into prior to the Closing Date, the term “Indebtedness” shall not include post-closing payment adjustments, contingent earn-outs or non-compete payments to which the seller in any such transaction is or may become entitled to.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means, at any date, collectively, CNAI, Credit Suisse First Boston, Bank of America, N.A., Deutsche Bank AG Cayman Islands Branch and Lehman Commercial Paper Inc., each in its capacity as, and so long as it is, a “Lender” hereunder.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement, substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent made available by all Lenders participating in such Loan, nine or twelve months thereafter, as selected by the Company in its Committed Loan Notice and (b) as to any TIIE Rate Loan the period commencing on the date such TIIE Rate Loan is disbursed or continued as a TIIE Rate Loan and ending on the 28th day thereafter; provided that:

(1) any Interest Period that would otherwise end on a day that is not a Business Day or a Peso Business Day, as applicable, shall be extended to the next succeeding Business Day or a Peso Business Day, as applicable, unless such Business Day or a Peso Business Day, as applicable, falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day or a Peso Business Day, as applicable;

(2) any Interest Period that begins on the last Business Day or Peso Business Day, as applicable, of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day or Peso Business Day, as applicable, of the calendar month at the end of such Interest Period; and

(3) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Administrative Agent as a “Joint Venture” for purposes of this Credit Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) CNAI in its capacity as issuer of Letters of Credit hereunder, (b) Deutsche Bank Trust Company Americas in its capacity as issuer of Letters of Credit hereunder (including the Existing Letters of Credit), or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Leased Real Properties” means those properties listed on Schedule 5.08(b).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means (a) with respect to standby Letters of Credit, the day that is five (5) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility and (b) with respect to commercial Letters of Credit, the day that is thirty (30) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, in either case, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $35,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but not including right of first refusal, tag, drag or similar rights in joint venture agreements).

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents and (v) the Fee Letter.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Local GAAP” means, with respect to any Foreign Subsidiary or Foreign Specified 50/50 JV, generally accepted accounting principles in the jurisdiction in which such Person is organized and its principal business operations are conducted, consistently applied.

“Loews” means Loews Cineplex Entertainment Corporation, a Delaware corporation.

“Loews Business” means the theater and film exhibition business conducted by Loews and its Subsidiaries and Joint Ventures (including, without limitation, Grupo Cinemex (after giving effect to the Transactions), Megabox Cineplex and Yelmo Cineplex).

“Long-Term Indebtedness” means any Consolidated Funded Indebtedness that, in accordance with GAAP, constitutes (or, when incurred constituted) a long-term liability and current maturities of such long-term liabilities.

“Luxembourg Pledge Agreement” means the Pledge Over Shares (relating to the Equity Interests of LCE Lux Holdco S.a.r.l.) between LCE AcquisitionSub, Inc., a Delaware corporation, and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit I-1.

“Management Shareholders” means the members of management or directors of the Company or its Subsidiaries who are investors in Parent or Holdings.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, July 30, 2010 and (b) with respect to the Term Loan Facility July 30, 2011.

“Maximum Rate” has the meaning specified in Section 10.10.

“Megabox Cineplex” means Megabox Cineplex, Inc., a South Korean Joint Venture 50% of the Equity Interests in which are indirectly owned by the Company on the Closing Date, including any successor Person thereto.

“Mexican Administrative Agent” means Banamex in its capacity as Mexican administrative agent hereunder, or any successor Mexican administrative agent.

“Mexican Borrowers” means Grupo Cinemex and Cadena.

“Mexican Credit Agreement” means the Contrato de Credito dated as of December 26, 2002, among Grupo Cinemex, the Subsidiaries and Affiliates of Grupo Cinemex parties thereto and the lenders party thereto.

“Mexican Pledge Agreement” means the Pledge Agreement (relating to the Equity Interests of Symphony Subsisting S. de R.L. de C.V.) between LCE Mexican Holdings, Inc. and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit I-2.

“Mexico” means the United Mexican States.

“MJTJV” means the Magic Johnson Theatres, a California partnership, 50% of the voting Equity Interests in which are directly or indirectly owned by, the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit H-1 or H-2, as applicable (with such changes as may be customary to account for local law matters), together with each other mortgage executed and delivered pursuant to Section 6.12.

“Mortgaged Leased Real Properties” means those leased real properties listed on Schedule 1.01D.

“Mortgaged Owned Real Properties” means those owned real properties listed on Schedule 1.01E.

“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings or any of its Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings or any of its Subsidiaries) over (ii) the sum of (A) the principal amount of and associated premium or penalty, if any, on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Company or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, with it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (1) received upon the Disposition of any non-cash consideration received by the Company or any of its Subsidiaries in any such Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); provided, further, that if immediately after giving Pro Forma Effect to any Specified Disposition in a transaction permitted by the applicable provisions of this Agreement, the Consolidated Adjusted Leverage Ratio is equal to or greater than 5.50:1, then an amount equal to 50% of the Net Cash Proceeds from such Specified Disposition (calculated after giving effect to any application thereof to repay Indebtedness and deducting from the amount thereof appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset Disposed of in such transaction and retained by the Company after such Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction) shall not constitute Net Cash Proceeds (provided that the percentage of such Net Cash Proceeds so excluded shall be increased to (x) 75% if the Consolidated Adjusted Leverage Ratio (as so calculated) is less than 5.50:1 but equal to or greater than 4.75:1 and (y) 100% if the Consolidated Adjusted Leverage Ratio (as so calculated) is less than 4.75:1) (the amount of Net Cash Proceeds excluded pursuant to this proviso, “Specified Excluded Proceeds”) provided, further, that notwithstanding the foregoing, if the Chief Financial Officer of the Company shall deliver a certificate to the Administrative Agent (I) notifying the Administrative Agent that the Company has elected not to treat as Specified Excluded Proceeds any or all Net Cash Proceeds from any Specified Disposition that would otherwise constitute Specified Excluded Proceeds and (II) certifying that the Company has not made any Restricted Payment permitted under Section 7.06(l) with respect to such Net Cash Proceeds, then such Net Cash Proceeds shall be deemed not to constitute Specified Excluded Proceeds but shall instead constitute Net Cash Proceeds;

(b) with respect to the issuance of any Equity Interest by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by Holdings or such Subsidiary in connection with such issuance; and

(c) with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings or such Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in Pesos, the rate of interest per annum at which overnight deposits in Pesos, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of CNAI in the interbank market for Pesos to major banks in such interbank market.

“Owned Real Properties” means those properties listed on Schedule 5.08(b).

“Parent” means any of LCE Holdings, Inc., LCE Intermediate Holdings, Inc. and any other direct or indirect parent of Holdings organized at the direction of the Permitted Holders (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders), in each case so long as such Person is a direct or indirect parent of Holdings.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit J, prepared by Holdings and the Company.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (a) the aggregate fair market value (as determined in good faith by the board of directors of the Company) of the property or assets being transferred by the Company or such Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the board of directors of the Company) of the property or assets received by the Company or such Subsidiary in such exchange and (b) the aggregate fair market value (as determined in good faith by the board of directors of the Company) of all property or assets transferred by the Company and any of its Subsidiaries in any such transfer, together with the cumulative aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed $200,000,000 less the aggregate book value of all property disposed of in reliance on Section 7.05(k).

“Permitted Business” means the theater and film exhibition business and any business reasonably related, incidental or ancillary thereto.

“Permitted Cure Issuance” has the meaning specified in clause (b)(xiv) of the definition of Consolidated EBITDA.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings (and, after a Qualifying IPO, of the Company) to the extent not prohibited hereunder.

“Permitted Holdco Debt” has the meaning specified in Section 7.03(c)(ii).

“Permitted Holders” means the Equity Investors other than (a) any portfolio company of the Sponsors and (b) Management Shareholders to the extent that such Management Shareholders in the aggregate own, directly or indirectly, beneficially or of record more than five percent (5%) of the outstanding voting stock of Holdings.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03(b), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) at the time thereof, no Event of Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Company that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the Senior Subordinated Notes Indenture, (b) will not mature prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loan Facility, (c) has no scheduled amortization or payments of principal prior to the Maturity Date of the Term Loan Facility, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Subordinated Notes Indenture.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” or “Ps” means the lawful money of Mexico.

“Peso Base Rate” means (a) for any day with respect to any Peso Swing Line Loan made by the Peso Swing Line Lender, the rate of interest per annum equal to the sum of (i) the Peso Swing Line Lender’s internal funding costs for funding such Peso Swing Line Loan as determined by the Peso Swing Line Lender and notified to the applicable Borrower and (ii) the Applicable Rate and (b) for any day with respect to any TIIE Rate Loan automatically converted into a Peso Base Rate Loan pursuant to Section 3.06(c), the rate of interest per annum equal to the sum of (i) the Mexican Administrative Agent’s internal funding costs for funding such Peso Base Rate Loan as determined by the Mexican Administrative Agent and notified to the applicable Borrower and (ii) the Applicable Rate. The determination by the Peso Swing Line Lender or the Mexican Administrative Agent, as the case may be, of the Peso Base Rate shall be conclusive.

“Peso Base Rate Loan” means a Loan that bears interest based on the Peso Base Rate.

“Peso Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of Mexico, or are in fact closed in Mexico City.

“Peso Commitment” means, as to each Peso Revolving Credit Lender, its obligation to make (a) Peso Revolving Credit Loans and (b) purchase participations in Peso Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar Amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Peso Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Peso Commitments of all Peso Revolving Credit Lenders on the Closing Date shall be the Aggregate Peso Sublimit.

“Peso Exposure” means, with respect to any Peso Revolving Credit Lender at any time, the sum of (a) the Dollar Amount of the aggregate principal amount at such time of all outstanding Peso Revolving Credit Loans of such Lender and (b) such Lender’s Pro Rata Share of the Outstanding Amount of all Peso Swing Line Loans. The Peso Exposure of any Revolving Credit Lender at any time shall be the sum of (without duplication) (A) its Pro Rata Share of the Aggregate Peso Exposure at such time and (B) the Peso Exposure of all Peso Revolving Credit Lenders that has been converted into Dollar Revolving Credit Loans pursuant to Section 2.16 and in respect of which such Revolving Credit Lender has made, or is required to make, payments to the Peso Revolving Credit Lenders under such Section 2.16.

“Peso Revolving Credit Borrowing” means a Borrowing consisting of Peso Revolving Credit Loans having the same Interest Period (except in the case of any Borrowing pursuant to Section 2.04(c)(i) in the form of Peso Base Rate Loans) made by each of the Peso Revolving Credit Lenders pursuant to Section 2.01(b).

“Peso Revolving Credit Lender” means the Revolving Credit Lenders (or Affiliates of a Revolving Credit Lender) identified on Schedule 2.01 on the date hereof as a “Peso Revolving Credit Lender” with the Peso Commitment set forth thereon and any other Revolving Credit Lender, in each case that (a) agrees, with the approval of the Administrative Agent, the Mexican Administrative Agent, the Company and the Mexican Borrowers, which approval shall not be unreasonably withheld (provided that, after the occurrence and during the continuance of any Default or Event of Default, such approval by the Company or the Mexican Borrowers shall not be required), to act, or cause one of its Affiliates to act, as a Peso Revolving Credit Lender with a Peso Commitment agreed to by the Administrative Agent, the Mexican Administrative Agent, the Company and the Mexican Borrowers (provided that, no Revolving Credit Lender or Affiliate thereof shall become a Peso Revolving Credit Lender to the extent, after giving effect to such Revolving Credit Lender or Affiliate thereof becoming a Peso Revolving Credit Lender with the proposed Peso Commitment, the aggregate Peso Commitment amount would exceed the Aggregate Peso Sublimit) and (b) whether directly or through an Affiliate thereof, at the time of such agreement by such Peso Revolving Credit Lender, can, on its own, make Peso Revolving Credit Loans to the Company or the Mexican Borrowers the interest payments with respect to which can be made free of withholding taxes, provided that the Mexican Borrowers shall not be liable to any Peso Revolving Credit Lender with respect to any Taxes imposed or levied by the applicable taxing authorities of Mexico at a rate in excess of payments to banks established pursuant to the laws of Mexico and authorized to engage in the business of banking by the Mexican competent authorities.

“Peso Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Peso Spot Rate” means, on any day, the rate at which Pesos may be exchanged into Dollars, at (i) the spot (same day) rate announced by the Mexican Administrative Agent and (A) quoted at 12:15 p.m. (Mexico City time) on Reuters Monitor Screen (Page MEX01, or any successor page for quoting such rate) on such day (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day) or (B) if such rate is not so quoted on Reuters Monitor Screen for the relevant date of determination, then the rate as published by Banco de Mexico in the Diario Oficial de la Federacion to be in effect on such day (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day) or (ii) if such rate is not so published or quoted as described in clause (i) for the relevant date of determination, the “Peso Spot Rate” shall be the rate of exchange at which in accordance with normal banking procedures the Mexican Administrative Agent could purchase Dollars for Pesos on a customary basis in the Mexican Administrative Agent’s Mexico City office at 11:00 a.m. (Mexico City time) on the date of such determination (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day), and such determination shall be conclusive absent manifest error.

“Peso Swing Line Lender” means the bank or other financial institution agreed to between the Company and the Administrative Agent to be the provider of Peso Swing Line Loans, or any successor Peso swing line lender hereunder.

“Peso Swing Line Loan” has the meaning specified in Section 2.04(a).

“Peso Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Peso Commitments. The Peso Swing Line Sublimit is a part of, and not in addition to, the Peso Commitments.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means, collectively, the Luxembourg Pledge Agreement and the Mexican Pledge Agreement.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating compliance with any test or financial covenant under this Agreement in respect of any Specified Transaction, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of the permanent discontinuance of operations of a theater or a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, theater or other facility used for operations of the Company or any of its Subsidiaries, or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and its Restricted Subsidiaries and (z) factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Specified Transaction to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the Chief Financial Officer of the Company delivered to the Administrative Agent and dated the relevant date of determination and which certifies that the Company reasonably anticipates that such expense reductions or other benefits will be realized, or all necessary steps for the realization thereof taken, within six months following such date). For purposes of calculating compliance with the financial covenants set forth in Section 7.11 in respect of a Specified Transaction that occurs at any time prior to March 31, 2005, the applicable ratios that apply beginning with the fiscal quarter ending March 31, 2005 shall be deemed to apply as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. For purposes of this definition, the Closing Date Term Loans and the Delayed Draw Term Loans shall be considered to be separate Facilities.

“Purchase Agreements” means (i) the Stock Purchase Agreement dated as of June 18, 2004, among the Parent, Loews and the other Persons identified therein and (ii) the Purchase Agreement – Mexico dated as of June 18, 2004, among Loews and the other Persons identified therein.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by the Parent, Holdings or the Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Register” has the meaning set forth in Section 10.07(c).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the

Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) aggregate Revolving Credit Exposure and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the aggregate Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest or any SAR, or on account of any return of capital to Holdings or the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14.

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14.

“Revolving Credit Borrowing” means a Dollar Revolving Credit Borrowing or a Peso Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender (including Peso Revolving Credit Lenders), its obligation to (a) make Revolving Credit Loans to the Company or the Mexican Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, (c) purchase participations in Dollar Swing Line Loans, and (d) purchase participations in Peso Revolving Credit Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $100,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Fees” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Exposure” means with respect to any Revolving Credit Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Dollar Revolving Credit Loans of such Lender, plus (b) such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus (c) such Lender’s Pro Rata Share of the Outstanding Amount of all Dollar Swing Line Loans, plus (d) such Lender’s Peso Exposure at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or any Revolving Credit Exposure at such time, in its capacity as such.

“Revolving Credit Loans” means the collective reference to the Dollar Revolving Credit Loans and the Peso Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender or its registered assigns evidencing the aggregate indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender, in substantially the form of Exhibit C-2A (in the case of a promissory note evidencing a Dollar Revolving Credit Loan) or C-2B (in the case of a promissory note evidencing a Peso Revolving Credit Loan), as applicable.

“Revolving Dollar Lender” means each Revolving Credit Lender other than a Peso Revolving Credit Lender.

“Rollover Amount” has the meaning set forth in Section 7.19(b).

“Routine Communications” has the meaning set forth in Section 10.22.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SARs” means any stock appreciation rights or similar phantom stock rights.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Pesos, same day funds made available in Mexico.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, any Affiliate of a Lender to whom Cash Management Obligations are owed, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Security Documents” means the Security Agreement and the Pledge Agreements.

“Sellers” means the Affiliates of Onex Corporation and Oaktree Capital Management, LLC and the other Persons identified as “Sellers” in the Purchase Agreements.

“Senior Subordinated Notes” means the $315,000,000 aggregate principal amount of the Company’s senior subordinated notes due 2014 issued in a public offering or in a Rule 144A or other private placement pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes, the Senior Subordinated Notes Indenture, and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Indenture.

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of July 30, 2004.

“Solvent” and “Solvency” mean, (A) with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital or (B) with respect to a Person organized under the laws of Mexico, that on such determination date may not be deemed insolvent (incumplimiento generalizado en el pago de las obligaciones) under the Ley de Concursos Mercantiles of Mexico. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified 50/50 JVs” means each of (a) Megabox Cineplex, (b) Yelmo Cineplex, (c) Universal Cineplex Odeon Joint Venture, (d) Citywalk Big Screen Theatres Joint Venture, (e) Allied Crescent Advertising Company and (f) Loews Kaplan Cinema Associates Partnership; provided that if the Company shall cease to own, directly or indirectly, at least 50% of the Equity Interests in any such Joint Venture, such Joint Venture shall cease to constitute a Specified 50/50 JV.

“Specified Contribution Proceeds” means Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Cure Issuances) to the Equity Investors or to other Persons making additional equity investments together with the Equity Investors after the Closing Date to the extent that (1) such Net Cash Proceeds shall have been actually received by the Company or the applicable Restricted Subsidiary (including through capital contributions of such Net Cash Proceeds by Holdings to the Company or by the Company to such Restricted Subsidiary) and (2) not later than the date of the receipt thereof by the Company or the applicable Restricted Subsidiary are designated as such by the Company pursuant to a notice given to the Administrative Agent specifying the amount and intended uses thereof.

“Specified Deferred Revenue Contract” means each contract listed on Schedule 1.01F as in effect on the Closing Date.

“Specified Disposition” means a Disposition (in one or more related transactions) of (a) substantially all the assets of Grupo Cinemex or (b) all or substantially all of the Equity Interests of any of Grupo Cinemex (or any direct or indirect parent company of Grupo Cinemex whose only significant asset is its direct or indirect ownership of Equity Interests of Grupo Cinemex), Megabox Cineplex or Yelmo Cineplex owned directly or indirectly by the Company.

“Specified Equity Issuances” means the sale or issuance by Holdings, the Company or any of its Restricted Subsidiaries of any of its Equity Interests in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that no Sponsor is an investment bank), which, for the avoidance of doubt, does not include any Permitted Cure Issuance or the sale or issuance of any such Equity Interests (a) to the Equity Investors, their Affiliates, related funds and limited partners, (b) to other Persons making additional equity investments together with the Equity Investors after the Closing Date, (c) the proceeds of which are used to fund Investments permitted by Section 7.02 or (d) issued as compensation to employees or consultants of Holdings, the Company or any of its Subsidiaries or to management of Holdings or any of its Subsidiaries in the ordinary course of business.

“Specified Excluded Proceeds” has the meaning set forth in the definition of the term Net Cash Proceeds.

“Specified Leases” means those leases listed on Schedule 1.01G.

“Specified Transaction” means any (a) permanent discontinuance of operations of a theater, (b) Disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary of the Company or of any division, product line, theater or other facility used for operations of the Company or any of its Subsidiaries, (c) Permitted Acquisition, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.16 or (e) the proposed incurrence of Indebtedness in respect of which compliance with the financial covenants set forth in Section 7.11 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor Management Agreement” means the Management Agreement dated on or prior to the Closing Date, among the Sponsors and the Company, LCE Acquisition Corporation, LCE Holdco LLC, and LCE Holdings, Inc.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Sponsors” means, collectively, Bain Capital Partners, LLC, TC Group, L.L.C. and Applegate and Collatus, Inc. and their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that, for so long as the Company does not beneficially own a majority of the voting Equity Interests in MJTJV, but MJTJV is accounted for on a consolidated basis with the Company in accordance with GAAP, MJTJV shall for purposes of this Agreement be a Subsidiary of the Company solely for purposes of calculating compliance with any test or financial covenant under this Agreement (including for purposes of determining the Applicable Rate).

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Company that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means the Dollar Swing Line Lender or the Peso Swing Line Lender, as the context may require.

“Swing Line Lenders” means the Dollar Swing Line Lender and the Peso Swing Line Lender.

“Swing Line Loan” means a Dollar Swing Line Loan or a Peso Swing Line Loan or a collective reference to Dollar Swing Line Loans and Peso Swing Line Loans, as the context may require.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-1 (in the case of a Dollar Swing Line Loan Notice) or Exhibit B-2 (in the case of a Peso Swing Line Loan Notice).

“Syndication Date” means the earlier of (i) August 4, 2004 and (ii) the date of completion of the primary syndication of the Facilities, as specified by the Arrangers in a written notice to the Company.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, a Closing Date Term Loan Commitment or a Delayed Draw Term Loan Commitment, as the context may require.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Note” means a promissory note of the Company payable to any Term Lender or its registered assigns, substantially in the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Company to such Term Lender resulting from Term Loans made by such Term Lender.

“Threshold Amount” means $20,000,000.

“TIIE Rate” means, for each Interest Period with respect to Peso Loans, the Tasa de Interés Interbancaria de Equilibrio (the Interbank Equilibrium Interest Rate) for Pesos for a period of twenty-eight (28) days published in the “Diario Oficial de la Federación” (Official Gazette of the Federation) and as replicated as set forth under the heading “TIIE” or its equivalent as published by Banco de México on its internet website page, http://www.banxico.org.mx/, or on the Reuters Screen MEX06 Page across from the caption (“TIIE”), in either case as of 2:00 p.m., Mexico City time, on the day that is one Peso Business Day prior to the commencement of the relevant Interest Period; provided, however, in the event of any discrepancy between the rate published in the Diario Oficial de la Federación and the rate published by the Banco de México on its internet website page or the Reuters Screen MEX06 Page on the day that is one Peso Business Day prior to the commencement of the relevant Interest Period, the rate published in the Diario Oficial de la Federación will govern, and provided, further, that if the rate is not published in the Diario Oficial de la Federación, rates replicated by the Banco de México on its internet website page or on the Reuters Screen MEX06 Page shall not be used.

If, for any Interest Period, the TIIE is not published in the Diario Oficial de la Federación by 11:00 a.m., Mexico City time, the Mexican Administrative Agent shall notify the relevant Mexican Borrower and shall instead determine TIIE on the second Peso Business Day prior to the commencement of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest five decimal places) of the quotations advised to Mexican Administrative Agent at approximately 11:00 a.m. of the mid-market cost of funds for Pesos for a period of twenty-eight (28) days by the Mexico City offices of five major banks in the Mexican interbank market selected by the Mexican Administrative Agent; provided that if fewer than two quotations are provided, the rate for that interest determination date will be determined by the Mexican Administrative Agent using a representative rate and the Mexican Administrative Agent shall advise the relevant Mexican Borrower in advance of its final determination.

“TIIE Rate Loan” means a Loan that bears interest based on the TIIE Rate.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Documents” means the Purchase Agreements and all other material documents, instruments and certificates contemplated by the Purchase Agreements.

“Transactions” means, collectively, (a) the Equity Contributions, (b) the Acquisition, (c) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date, and, in the case of the Company, the making of the initial Borrowings hereunder, (d) the execution, delivery and performance by the Loan Parties of the Senior Subordinated Notes Documents to which they are a party and, in the case of the Company, the issuance of the Senior Subordinated Notes, (e) the consummation of any other transactions in connection with the foregoing, and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means any cash that is free and clear of all Liens (other than Liens pursuant to any Loan Document) and that would not be required to be classified as restricted cash on a balance sheet prepared in accordance with GAAP.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Company listed on Schedule 1.01A and (ii) any Subsidiary of the Company designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.16 subsequent to the date hereof.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one ore more wholly owned Subsidiaries of such Person.

“Working Capital” means, at any time, all Current Assets less all Current Liabilities.

“Yelmo Cineplex” means Yelmo Cineplex, S.L., a Spanish Joint Venture 50% of the Equity Interests in which are indirectly owned by the Company on the Closing Date, including any successor Person thereto.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements And Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The phrase “(New York City time or Mexico City time, as applicable)” means New York City time in the case of any Loan denominated in Dollars or Mexico City time in the case of any Loan denominated in Pesos, as the case may be.

Section 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day or Peso Business Day, as applicable, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day or Peso Business Day, as applicable.

Section 1.08. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles 2, 9 and 10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Citibank, N.A. in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that (i) the determination of any Dollar Amount shall be made in accordance with Section 2.15 and (ii) no such currency translation shall have any effect on the obligation to pay any Obligation in the currency in which such Obligation was incurred.

Section 1.09. Change Of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Mexican Administrative Agent may from time to time specify after consultation with the Company to be appropriate to reflect a change in currency of Mexico and any relevant market conventions or practices relating to the Peso or to such change in currency.

Section 1.10. Directors; Board of Directors. All references herein to “directors” or “board of directors” shall be deemed to be a reference to a comparable governing body and the members or partners thereof in the case of any Person that is a limited liability company, limited partnership or other non-corporate Person.

Section 1.11. Specified Transactions. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Rate) with respect to any period during which any Specified Transaction occurs, the Consolidated Adjusted Leverage Ratio and the Consolidated Adjusted Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

Section 1.12. Cumulative Growth Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

Section 1.13. Borrowers. At any time prior to the date Grupo Cinemex or Cadena becomes a party to this Agreement pursuant to a joinder agreement entered into by either such Person in accordance with the terms hereof, all references herein to the “Borrowers” or to the “relevant Borrower” and phrases of similar import shall be deemed to refer solely to the Company. Prior to the joinder of Grupo Cinemex and/or Cadena as a party hereto in accordance with the terms hereof, all references herein to the “Mexican Borrowers” or the “relevant Mexican Borrower” and phrases of similar import shall be disregarded, except where the context clearly indicates otherwise (such as in Section 4.04). For greater certainty, prior to the effective time of such joinder of Grupo Cinemex or Cadena, as the case may be, no such Person shall be deemed to be a Loan Party for any purpose under this Agreement.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, (i) each Term Lender severally agrees to make to the Company on the Closing Date a single loan denominated in Dollars (each, a “Closing Date Term Loan” and, collectively, the “Closing Date Term Loans”) in a Dollar Amount equal to such Term Lender’s Closing Date Term Commitment and (ii) each Term Lender severally agrees to make to the Company on or prior to the Delayed Draw Termination Date a single loan denominated in Dollars (each, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”; the Delayed Draw Term Loans and the Closing Date Term Loans, collectively, the “Term Loans”) in a Dollar Amount equal to such Term Lender’s Delayed Draw Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Revolving Credit Lender severally agrees to make loans to the Company denominated in Dollars (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day during the Revolving Credit Commitment Period, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment and (ii) each Peso Revolving Credit Lender severally agrees to make loans to the Company or either of the Mexican Borrowers denominated in Pesos (each such loan, a “Peso Revolving Credit Loan”) from time to time, on any Peso Business Day during the Revolving Credit Commitment Period, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Peso Revolving Credit Lender’s Peso Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Revolving Credit Exposure of each Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (ii) the aggregate Dollar Amount of outstanding Peso Revolving Credit Loans and outstanding Peso Swing Line Loans shall not exceed the Aggregate Peso Sublimit and (iii) the aggregate Dollar Amount of Revolving Credit Loans made on the Closing Date (not including the Existing Letters of Credit) shall not exceed $20,000,000. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Dollar Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, and all Peso Revolving Credit Loans shall be TIIE Rate Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans and TIIE Rate Loans shall be made upon the relevant Borrower’s irrevocable notice (i) in the case of Term Loans and Dollar Revolving Credit Loans, to the Administrative Agent and (ii) in the case of Peso Revolving Credit Loans, to the Mexican Administrative Agent, which may in each case be given by telephone. Each such notice must be (i) in the case of Term Loans and Dollar Revolving Credit Loans, received by the Administrative Agent not later than (x) 12:30 p.m. (New York City time) three (3) Business Days prior to the requested date of any Borrowing of, or continuation of, Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar

Rate Loans, and (y) 10:00 a.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans or (ii) in the case of Peso Revolving Credit Loans, received by the Mexican Administrative Agent not later than 11:00 a.m. (Mexico City time), three (3) Peso Business Days before the requested date of any Borrowing of Peso Revolving Credit Loans or the continuation of any TIIE Rate Loans. Each telephonic notice by the relevant Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent or the Mexican Administrative Agent, as applicable, of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Any requested Borrowing of Delayed Draw Term Loans shall be in a principal amount of not less than $10,000,000. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of, or continuation of, TIIE Rate Loans shall be in a principal amount of Ps.5,000,000 or a whole multiple of Ps.1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the relevant Borrower is requesting a Term Borrowing, a Dollar Revolving Credit Borrowing, a Peso Revolving Credit Borrowing, a conversion of Term Loans or Dollar Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans or TIIE Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day or a Peso Business Day, as applicable), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Dollar Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto; provided that prior to the Syndication Date, the Company may only select 1-month Interest Periods for Term Loans and Dollar Revolving Credit Loans. If with respect to Loans denominated in Dollars the Company fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, (i) with respect to a Term Loan or a Dollar Revolving Credit Loan, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a) or (ii) with respect to a Peso Revolving Credit Loan, the Mexican Administrative Agent shall promptly notify each Peso Revolving Credit Lender of the amount of its Pro Rata Share of the Loan. In the case of each Borrowing denominated in Dollars, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time), on the Business Day specified in the applicable Committed Loan Notice. In the case of each Borrowing denominated in Pesos, each Peso Revolving Credit Lender shall make the amount of its Loan available to the Mexican Administrative Agent in Same Day Funds at the Mexican Administrative Agent’s Office not later than 1:00 p.m. (Mexico City time) on the Peso Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent or the Mexican Administrative Agent, as applicable, shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent or the Mexican Administrative Agent, as applicable, either by (i) crediting the account of such Borrower on the books of the Administrative Agent, with the amount of such funds or (ii) wire transfer of such funds or crediting to an account in Mexico specified by the relevant Mexican Borrower, in the case of a Borrowing denominated in Pesos, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent or the Mexican Administrative Agent, as applicable, by the relevant Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the relevant Borrower, there are Swing Line Loans made to such Borrower or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the relevant Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Company pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Company and the relevant Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate and the Mexican Administrative Agent shall notify the relevant Borrower and the Peso Revolving Credit Lenders of the interest rate applicable to any Interest Period for TIIE Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent and the determination of the TIIE Rate by the Mexican Administrative Agent shall each be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the relevant Lenders of any change in CNAI’s base rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Company (or any Subsidiary of the Company so long as the Company is a joint and several co-applicant, and references to “the Company” in this Section 2.03 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of such Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit, or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Company prior to such time on the Honor Date, then the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest from the Honor Date, with such interest commencing to accrue at the Default Rate on the date on which the Company shall have become obligated to reimburse the L/C Issuer as provided in Section 2.03(c)(i). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Company in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Company shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at the Administrative Agent or an Affiliate of the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent or an Affiliate of the Administrative Agent, as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Company.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued for the account of the Company equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit equal to 0.250% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be issued hereunder as of the Closing Date and on and after the Closing Date shall constitute a Letter of Credit for all purposes hereof. Each Revolving Credit Lender severally agrees to participate in each Existing Letter of Credit in accordance with this Section 2.03.

Section 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, (i) the Dollar Swing Line Lender agrees to make loans denominated in Dollars (each such loan, a “Dollar Swing Line Loan”) to the Company from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Dollar Swing Line Sublimit, notwithstanding the fact that such Dollar Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations and the Peso Exposure of the Lender acting as Dollar Swing Line Lender, may exceed the amount of such Lender’s Commitment and (ii) the Peso Swing Line Lender agrees to make loans denominated in Pesos (each such loan, a “Peso Swing Line Loan”) to the Company or either of the Mexican

Borrowers from time to time on any Peso Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Peso Swing Line Sublimit, notwithstanding the fact that such Peso Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations and the Peso Exposure of the Lender acting as Peso Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (y) the aggregate Dollar Amount of outstanding Peso Revolving Credit Loans and outstanding Peso Swing Line Loans shall not exceed the Aggregate Peso Sublimit; provided further that neither the Company nor either Mexican Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Dollar Swing Line Loan shall be a Base Rate Loan, and each Peso Swing Line Loan shall be a Peso Base Rate Loan. Immediately upon the making of a Swing Line Loan, (i) in the case of any Dollar Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Dollar Swing Line Lender a risk participation in such Dollar Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Dollar Swing Line Loan and (ii) in the case of any Peso Swing Line Loan, each Peso Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Peso Swing Line Lender a risk participation in such Peso Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Peso Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the relevant Borrower’s irrevocable notice (each such notice, a “Swing Line Notice”) (i) in the case of Dollar Swing Line Loans, to the Dollar Swing Line Lender and the Administrative Agent and (ii) in the case of Peso Swing Line Loans, to the Peso Swing Line Lender and the Mexican Administrative Agent which may in each case be given by telephone. Each Swing Line Notice must be received by the relevant Swing Line Lender and the Administrative Agent or the Mexican Administrative Agent, as the case may be, not later than 1:00 p.m. (New York City time or Mexico City time, as applicable) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 for a Dollar Swing Line Loan and Ps.500,000 for a Peso Swing Line Loan, and (ii) the requested borrowing date, which shall be a Business Day in the case of any request for a Dollar Swing Line Loan or a Peso Business Day in the case of any request for a Peso Swing Line Loan. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent or the Mexican Administrative Agent, as the case may be, of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower. Promptly after receipt by any Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent, in the case of the Dollar Swing Line Lender, or the Mexican Administrative Agent, in the case of the Peso Swing Line Lender (in each case by telephone or in writing) that the Administrative Agent or the Mexican Administrative Agent, as the case may be, has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent or the Mexican Administrative Agent, as applicable (by telephone or in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from (i) the Administrative

Agent (including at the request of any Revolving Credit Lender), in the case of the Dollar Swing Line Lender, or (ii) the Mexican Administrative Agent (including at the request of any Peso Revolving Credit Lender, in each case prior to 2:00 p.m. (New York City time or Mexico City time, as applicable) on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. (New York City time or Mexico City time, as applicable) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the relevant Borrower.

(c) Refinancing of Swing Line Loans. (i) The Dollar Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Dollar Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Dollar Swing Line Loans then outstanding, and the Peso Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company or the relevant Mexican Borrower (each of which hereby irrevocably authorizes the Peso Swing Line Lender to so request on its behalf), that each Peso Revolving Credit Lender make a Peso Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Peso Swing Line Loans then outstanding. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 (with the requirements therein applicable to Base Rate Loans being deemed applicable to Peso Base Rate Loans, except that applicable time references shall be deemed to refer to Mexico City times and except for other mutatis mutandis changes), without regard to the principal amount minimum and multiples specified therein, but subject there being unutilized Revolving Credit Commitments (and, in the case of any such notice relating to Peso Swing Line Loans, there being unutilized Peso Commitments) and the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish the relevant Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent, in the case of any such notice relating to Dollar Swing Line Loans, or the Mexican Administrative Agent, in the case of any such notice relating to Peso Swing Line Loans. In the case of any such Committed Loan Notice relating to Dollar Swing Line Loans, each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Dollar Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. In the case of any such Committed Loan Notice relating to Peso Swing Line Loans, each Peso Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Mexican Administrative Agent in Same Day Funds for the account of the Peso Swing Line Lender at the Mexican Administrative Agent’s Office not later than 1:00 p.m. (Mexico City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Peso Revolving Credit Lender that so makes funds available shall be deemed to have made a Peso Base Rate Loan to the relevant Borrower in such amount. The Administrative Agent or the Mexican Administrative Agent, as the case may be, shall remit the funds so received to the relevant Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans or Peso Base Rate Loans, as the case may be, submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the relevant Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent or the Mexican Administrative Agent, as the case may be, for the account of the relevant Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent or the Mexican Administrative Agent, as the case may be, for the account of the relevant Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the relevant Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent or the Mexican Administrative Agent, as the case may be), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the relevant Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant Swing Line Lender submitted to any Lender (through the Administrative Agent or the Mexican Administrative Agent, as the case may be) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the relevant Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each relevant Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent or the Mexican Administrative Agent, as the case may be, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent or the Mexican Administrative Agent, as the case may be, will make such demand upon the request of the relevant Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the relevant Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or Peso Base Rate Loan, as the case may be, or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the relevant Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The relevant Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the relevant Swing Line Lender.

Section 2.05. Prepayments. (a) Optional. (i) Any Borrower may, upon notice to the Administrative Agent (in the case of Term Loans and Dollar Revolving Credit Loans) or the Mexican Administrative Agent (in the case of Peso Revolving Credit Loans), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by (x) the Administrative Agent not later than 12:30 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans or (y) the Mexican Administrative Agent not later than 11:00 a.m. (Mexico City time), three (3) Peso Business Days prior to the date of any prepayment of TIIE Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (4) any prepayment of a TIIE Rate Loan shall be in a principal amount of Ps.5,000,000 or a whole multiple of Ps.1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent or the Mexican Administrative Agent, as applicable, will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan or a TIIE Rate Loan shall be accompanied by all accrued interest thereon, together, if applicable, with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Peso Revolving Credit Loans shall be made in Pesos. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Company may, upon notice to the relevant Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the relevant Swing Line Lender and the Administrative Agent or the Mexican Administrative Agent, as the case may be, not later than 1:00 p.m. (New York City time or Mexico City time, as applicable) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 in the case of a Dollar Swing Line Loan or Ps.500,000 in the case of a Peso Swing Line Loan. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the relevant Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied in direct order of maturity to principal installments of the Term Loans.

(b) Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2005) minus (B) any voluntary prepayments of Term Loans during such fiscal year; provided that such percentage shall be reduced to (x) 25% if the Consolidated Adjusted Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 5.50:1 and (y) 0% if the Consolidated Adjusted Leverage Ratio as of the last day of the immediately preceding fiscal year was less than 5.0:1.

(ii) (A) If (x) Holdings, the Company or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary that is not a Loan Party to a Loan Party), (e), (f) (to the extent the property subject to the sale-leaseback transaction is acquired by the Company or any Restricted Subsidiary after the Closing Date and such sale-leaseback transaction is effected within two hundred and seventy (270) days after such acquisition thereof), (g), (h), (i), (j) or (l)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Company or such Restricted Subsidiary of Net Cash Proceeds, the Company shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Company shall have given written notice to the Administrative Agent of its intention to reinvest all or a portion of such Net

Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Company, and so long as no Event of Default shall have occurred and be continuing, the Company may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) three hundred and sixty-five (365) days of the receipt of such Net Cash Proceeds or (y) if the Company enters into a contract to reinvest such Net Cash Proceeds within three hundred and sixty-five (365) days of the receipt thereof, within one hundred and eighty (180) days of the date of such contract; provided that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after such Net Cash Proceeds are no longer intended to be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) On or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds, the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 50% of all Net Cash Proceeds received from any Specified Equity Issuance; provided that such percentage shall be reduced to 0% if the Consolidated Adjusted Leverage Ratio as of the last day of the prior fiscal quarter was less than 5.50:1.

(iv) If Holdings, the Company or any of its Restricted Subsidiaries incurs or issues (A) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) Indebtedness permitted to be incurred under Section 7.03(b)(vi) at any time after any Delayed Draw Term Loans have been made, the Company shall cause to be prepaid an aggregate Dollar Amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom (or, in the case of any prepayment required pursuant to clause (iv)(B), such lesser amount as is equal to the aggregate principal amount of all Delayed Draw Term Loans theretofore made) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds; provided that such percentage shall be reduced to 50% if the Consolidated Adjusted Leverage Ratio as of the last day of the prior fiscal quarter was less than 5.50:1.

(v) If for any reason the aggregate Revolving Credit Exposure at any time exceeds the aggregate Revolving Credit Commitments then in effect (other than as a result of the determination of the Dollar Amount pursuant to Section 2.15, in which case the provisions of Section 2.15(b) shall apply), the Company shall promptly prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect. If at any time Holdings ceases to own, directly or indirectly, beneficially and of record, more than 50% of the issued and outstanding common stock or other common Equity Interests having ordinary voting power of each of the Mexican Borrowers, (i) the Mexican Borrowers shall immediately cease to be permitted to request Peso Revolving Credit Loans (and thereafter all Revolving Credit Loans shall be Dollar Revolving Credit Loans) and (ii) the Mexican Borrowers shall promptly (and in any event within one Peso Business Day) prepay all outstanding Peso Revolving Credit Loans made to it, together with accrued interest thereon.

(vi) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied, first, in direct order of maturities, to any principal repayment installments of the Term Loans that are due within twelve (12) months after the date of such prepayment, and second, on a pro-rata basis, to the other principal repayment installments of the Term Loans; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to clause (vii) below), subject to clause (vii) of this Section 2.05(b).

(vii) The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Company’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term Lender (a “Declining Lender”, and any Term Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering, not less than one (1) Business Day prior to the proposed prepayment date, a written notice that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) through (iv) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Company.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Company may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative

Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the relevant outstanding Loans in accordance with this Section 2.05(b).

Section 2.06. Termination or Reduction of Commitments. (a) Optional. The Company may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Aggregate Peso Sublimit, the Letter of Credit Sublimit, or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Aggregate Peso Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Company. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Closing Date Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m., New York City time, on the Closing Date, and the Delayed Draw Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 at the earlier to occur of (i) 5:00 p.m., New York City time, on the Delayed Draw Termination Date and (ii) the making of any Delayed Draw Term Loans hereunder.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans. (a) Term Loans. The Company shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate Dollar Amount of all Term Loans outstanding in consecutive quarterly installments as follows (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Aggregate Term Loan Principal Amortization Payment
December 31, 2004	$1,575,000

Date	Aggregate Term Loan Principal Amortization Payment
March 31, 2005	$1,575,000
June 30, 2005	$1,575,000
September 30, 2005	$1,575,000
December 31, 2005	$1,575,000

March 31, 2006	$1,575,000
June 30, 2006	$1,575,000
September 30, 2006	$1,575,000
December 31, 2006	$1,575,000

March 31, 2007	$1,575,000
June 30, 2007	$1,575,000
September 30, 2007	$1,575,000
December 31, 2007	$1,575,000

March 31, 2008	$1,575,000
June 30, 2008	$1,575,000
September 30, 2008	$1,575,000
December 31, 2008	$1,575,000

March 31, 2009	$1,575,000
June 30, 2009	$1,575,000
September 30, 2009	$1,575,000
December 31, 2009	$1,575,000

March 31, 2010	$1,575,000
June 30, 2010	$1,575,000
September 30, 2010	$1,575,000
December 31, 2010	$1,575,000

March 31, 2011	$1,575,000
June 30, 2011	$589,050,000

provided that (i) in the event that any Delayed Draw Term Loans are made, the principal amount payable in respect of Term Loans on each installment date that falls after the date on which such Delayed Draw Term Loans are made (such date, the “Delayed Draw Date”) shall be increased by an amount equal to the product of (x) the aggregate amount of all Delayed Draw Term Loans that are made on the Delayed Draw Date and (y) a fraction (expressed as a decimal), the numerator of which is the amount of the installment set forth above for such installment date in the schedule above and the denominator of which is the aggregate principal amount of all installments set forth in such schedule in respect of all installment dates that occur after the Delayed Draw Date and (ii) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date of the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent (in the case of Dollar Revolving Credit Loans) or the Mexican Administrative Agent (in the case of Peso Revolving Credit Loans), as applicable, for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Company shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date.

Section 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each TIIE Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the TIIE Rate for such Interest Period plus the Applicable Rate; (iv) each Dollar Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans and (v) each Peso Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Peso Base Rate.

(b) While any Event of Default set forth in Section 8.01(a) or (f) exists, each Borrower shall pay interest on past due amounts at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Revolving Credit Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any Revolving Credit Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Credit Commitment Fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no Revolving Credit Commitment Fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Revolving Credit Commitment Fees shall accrue at all times from the date hereof until the Maturity Date of the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Delayed Draw Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Term Lender with a Delayed Draw Term Commitment in accordance with its Pro Rata Share, a commitment fee (each, a “Delayed Draw Commitment Fee” and, collectively, the “Delayed Draw Commitment Fees”) equal to 0.50% per annum times the actual daily amount of the aggregate unused Delayed Draw Term Commitments; provided that any Delayed Draw Commitment Fee accrued with respect to the Delayed Draw Term Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Delayed Draw Commitment Fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no Delayed Draw Commitment Fee shall accrue on the Delayed Draw Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Delayed Draw Commitment Fees shall accrue at all times from the date hereof until the Delayed Draw Termination Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Delayed Draw Termination Date.

(c) Other Fees. The Company shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by reference to CNAI’s “base rate” and for Peso Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and Peso Revolving Credit Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Pesos, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Pesos shall be made to the Mexican Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Mexican

Administrative Agent’s Office in Pesos and in Same Day Funds not later than 2:00 p.m. (Mexico City time) on the date specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Pesos, the relevant Borrower shall make such payment in Dollars in the Dollar Amount (determined on the date of such payment) of the Peso payment amount. The Administrative Agent or the Mexican Administrative Agent, as applicable will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent or the Mexican Administrative Agent, as applicable, after 2:00 p.m. (New York City time, or Mexico City time, as the case may be) shall in each case be deemed received on the next succeeding Business Day or Peso Business Day, as the case may be and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day or a Peso Business Day, as applicable, payment shall be made on the next following Business Day or Peso Business Day, as applicable, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans or TIIE Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day or Peso Business Day, as applicable.

(c) Unless any Borrower or any Lender has notified the Administrative Agent or the Mexican Administrative Agent, as applicable, prior to the date any payment is required to be made by it to the Administrative Agent or the Mexican Administrative Agent, as applicable, hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent or the Mexican Administrative Agent, as applicable, may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent or the Mexican Administrative Agent, as applicable, in Same Day Funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent or the Mexican Administrative Agent, as applicable, the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent or the Mexican Administrative Agent, as applicable, to such Lender to the date such amount is repaid to the Administrative Agent or the Mexican Administrative Agent, as applicable, in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent or the Mexican Administrative Agent, as applicable, the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent or the Mexican Administrative Agent, as applicable, to the relevant Borrower to the date such amount is recovered by the Administrative Agent or the Mexican Administrative Agent,

as applicable (the “Compensation Period”), at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent or the Mexican Administrative Agent, as applicable (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s or Mexican Administrative Agent’s demand therefor, the Administrative Agent or the Mexican Administrative Agent, as applicable, may make a demand therefor upon the relevant Borrower, and the relevant Borrower shall pay such amount to the Administrative Agent or the Mexican Administrative Agent, as applicable, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent, Mexican Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent or Mexican Administrative Agent, as applicable, to any Lender or the relevant Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent or Mexican Administrative Agent, as applicable, funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the relevant Borrower by the Administrative Agent or Mexican Administrative Agent, as applicable, because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent or Mexican Administrative Agent, as applicable, shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the relevant Lenders hereunder to make Loans and to fund participations in Letters of Credit, Swing Line Loans and Peso Revolving Credit Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender. The provisions of this Section 2.12(g) shall apply mutatis mutandis to any such payments received by the Mexican Administrative Agent.

Section 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans or in Peso Revolving Credit Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, Swing Line Loans or in Peso Revolving Credit Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Credit Extensions. The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of Dollar denominated term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments relating to Dollar denominated loans to be made available to the Company (each such increase, a “Revolving

Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and the Company shall be in compliance with each of the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Company as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Company for testing compliance therewith. Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that (i) with respect to any tranche of Incremental Term Loans that will not be incorporated into a tranche of existing Term Loans, such amount may not be less than $50,000,000 and (ii) such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $200,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loan Facility (but may have nominal amortization prior to such date) and (c) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Maturity Date with respect to the Term Loan Facility may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date with respect to the Term Loan Facility and (ii) the Incremental Term Loans may be priced differently than the Term Loans. Each notice from the Company pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender will have the right to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 10.07(a) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender. Each existing Lender shall, by notice to the Company and the Administrative Agent given not later than 10 days after the date of the Administrative Agent’s notice delivered pursuant to the first sentence of this paragraph, either agree to make a portion of any Incremental Term Loan or provide a portion of any Revolving Commitment Increase, or decline to do so (and any existing Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to do so). In the event that, on the 10th day after the Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the existing Lenders shall have agreed pursuant to the preceding sentence to make Incremental Term Loans or to provide any Revolving Commitment Increase, as applicable, in an aggregate amount less than the amount requested by the Company, the Incremental Term Loans may be made, and any Revolving Commitment Increase may be provided, by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 10.07(a) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Company, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Closing Date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Subject to the minimum principal amount requirements specified above in this Section 2.14, no more than eight Incremental Facility Closing Dates may be selected by the Company. The Company will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this

Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15. Currency Equivalents. (a) The Administrative Agent, in consultation with the Mexican Administrative Agent, shall determine the Dollar Amount of each Peso Revolving Credit Loan as of the first day of each Interest Period applicable thereto and shall promptly notify the relevant Borrower and the Lenders of each Dollar Amount so determined by it. Except as otherwise expressly provided for in this Agreement, each such determination shall be based on the Peso Spot Rate (x) on the date of the related Committed Loan Notice for purposes of the initial such determination for any Peso Revolving Credit Loan and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b) If after giving effect to any such determination of a Dollar Amount, (i) the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments or (ii) the aggregate Dollar Amount of Peso Revolving Credit Loans exceeds 105% of the Aggregate Peso Sublimit, the Company shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay outstanding Revolving Credit Loans (as selected by the Company and notified to the Lenders through the Administrative Agent not less than three (3) Business Days prior to the date of prepayment) or take other action (including, in the Company’s discretion, cash collateralization of L/C Obligations or Peso Revolving Credit Loans in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

Section 2.16. Provisions Relating to Peso Revolving Credit Loans. (a) At any time (i) after the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent may (and, upon the request of any Peso Revolving Credit Lender, shall), or (ii) upon the replacement of any Peso Revolving Credit Loan with a Dollar Revolving Credit Loan pursuant to this Section the Administrative Agent shall, demand that each Revolving Dollar Lender pay in Dollars to the Administrative Agent, for the account of the Peso Revolving Credit Lenders, in the manner provided in clause (b) below, such Revolving Dollar Lender’s Pro Rata Share of the Dollar Amount (utilizing, with respect to each Peso Revolving Credit Loan, the Peso Spot Rate on the date of such demand) of the Aggregate Peso Exposure and related accrued but unpaid interest at such time, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount and interest of Peso Revolving Credit Loans.

(b) Each demand referred to in clause (a) above shall be delivered to each Revolving Dollar Lender, together with a statement prepared by the Mexican Administrative Agent setting forth in reasonable detail the Aggregate Peso Exposure and Dollar Amount thereof (utilizing, with respect to each Peso Revolving Credit Loan, the Peso Spot Rate on the date of such demand), and whether or not the conditions set forth in Section 4.02 or 2.01(b) shall be satisfied (which conditions the Revolving Credit Lenders hereby irrevocably waive), each Revolving Dollar Lender shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Revolving Dollar Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds in Dollars for the account of each Peso Revolving Credit Lender, its Pro Rata Share of the Dollar Amount (utilizing, with respect to each Peso Revolving Credit Loan, the Peso Spot Rate on the date of such demand) of the Aggregate Peso Exposure and related accrued but unpaid interest at such time (with respect to each such Revolving Dollar Lender, its “Dollar Portion”). Upon such payment by a Revolving Dollar Lender, such Revolving Dollar Lender shall, except as provided in clause (c) below, be deemed to have made a Dollar Revolving Credit Loan to the Company in the principal amount of such payment and bearing interest at the Base Rate. The Administrative Agent shall forward such payments by the Revolving Dollar Lenders (or cause such payments to be forwarded) to the Peso Revolving Credit Lenders according to their respective Peso Commitments. To the extent that any Revolving Dollar Lender fails to make its Dollar Portion available to the Administrative Agent for the accounts of the Peso Revolving Credit Lenders, the Company agrees to pay such Dollar Portion on demand in immediately available funds in Dollars for the benefit of the Peso Revolving Credit Lenders (as payment for the Peso Revolving Credit Loans). As of the date of any such demand, the Peso Revolving Credit Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid pursuant to this clause (b), the Company agrees, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Peso Revolving Credit Lender entitled thereto, any amounts to which any Peso Revolving Credit Lender may be entitled pursuant to Sections 10.05 and 10.19 and which shall not otherwise have been repaid by the Revolving Dollar Lenders pursuant to this Section 2.16.

(c) Upon the occurrence of an Event of Default under Section 8.01(f) or (g), the Peso Revolving Credit Loans shall automatically, immediately, and without notice of any kind, convert to Dollar Revolving Credit Loans (based upon the Dollar Amount (utilizing, with respect to each Peso Revolving Credit Loan, the Peso Spot Rate on the date of the occurrence of such Event of Default) of the Aggregate Peso Exposure at the time of the occurrence of such Event of Default) and bearing interest at the rate applicable to Dollar Revolving Credit Loans bearing interest based on the Base Rate, whereupon each Revolving Dollar Lender shall acquire, without recourse or warranty, an undivided participation in each Peso Revolving Credit Loan otherwise required to be repaid by such Revolving Dollar Lender pursuant to clause (b) above, which participation shall be in a principal amount equal to such Revolving Dollar Lender’s Dollar Portion by paying to the Administrative Agent for the benefit of the Peso Revolving Credit Lenders on the date on which such Revolving Dollar Lender would otherwise have been required to make a payment in respect of such Peso Revolving Credit Loan pursuant to clause (b) above, in immediately available funds in Dollars, an amount equal to such Revolving Credit Lender’s Dollar Portion. Subject to clause (e) below, if all or part of such amount is not in fact made available by such Revolving Dollar Lender to the Administrative Agent on such date, the Peso Revolving Credit Lenders shall be entitled to recover any such unpaid amount on demand from such Revolving Dollar Lender together with interest accrued from such date at the Base Rate. As of the date of any such Event of Default under Section 8.01(f) or (g), all Peso Revolving Credit Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Company agrees, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Peso Revolving Credit Lender entitled thereto, any amounts to which any Peso Revolving Credit Lender may be entitled to pursuant to Sections 10.05 and 10.19 and which shall not otherwise have been repaid by the Revolving Dollar Lenders pursuant to this Section 2.16.

(d) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Dollar Revolving Credit Loan pursuant to clause (b) above with respect to any Peso Revolving Credit Loan or (ii) purchases an undivided participation interest in a Peso Revolving Credit Loan pursuant to clause (c) above, the Administrative Agent and the Peso Revolving Credit Lenders shall promptly distribute to such Dollar Revolving Credit Lender such Revolving Dollar Lender’s Pro Rata Share of all payments of principal amount and interest received by the Administrative Agent or the Peso Revolving Credit Lenders on account of such Peso Revolving Credit Loan in excess of those amounts the Peso Revolving Credit Lender was entitled to receive pursuant to clause (b) or (c) above.

(e) Notwithstanding the foregoing, a Revolving Dollar Lender shall not have any obligation to acquire a participation in a Peso Revolving Credit Loan pursuant to the foregoing paragraphs if a Default or Event of Default shall have occurred and be continuing at the time such Peso Revolving Credit Loan was made and such Revolving Dollar Lender shall have notified the Peso Revolving Credit Lenders in writing prior to the time such Peso Revolving Credit Loan was made, that such Default or Event of Default has occurred and that such Revolving Dollar Lender will not acquire participations in Peso Revolving Credit Loans made while such Default or Event of Default is continuing.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes. (a) Except as provided in this Section 3.01, any and all payments by or on account of any obligation of any Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains the applicable Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within sixty (60) days after the date of such payment, such Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Each Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides such Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d) No Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by any Borrower (and provided that nothing in this clause (d) shall be construed as relieving any Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e) Neither of the Mexican Borrowers shall be required pursuant to this Section 3.01 to pay any additional amount, or to indemnify, any Peso Revolving Credit Lender, in excess of the additional amounts that would have been payable if the Peso Revolving Credit Lender was a bank established pursuant to the Laws of Mexico, licensed to engage in the business of banking in Mexico by the Ministry of Finance and Public Credit of Mexico and acting through an office or branch located in Mexico.

(f) Notwithstanding anything in this Agreement to the contrary, if a Lender or an Agent is subject to United States withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and

Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(g) If any Lender or Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by any Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender or Agent is allocable to such payment, it shall promptly notify the Company of the availability of such refund and shall, within thirty (30) days after the receipt of a request by the Company, apply for such refund provided that in the sole judgment of the Lender or Agent, applying for such refund would not be disadvantageous to it. If any Lender or Agent determines that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to such Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided that such Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interests or other charges imposed by the relevant taxation authority or other authority in accordance with applicable Laws) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(h) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Company, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(h) shall affect or postpone any of the Obligations of any Borrower or the rights of such Lender pursuant to Section 3.01(a) and (c).

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the

Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans or TIIE Rate Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, TIIE Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)) does not represent the cost to such Lender in relation to its making, funding or maintaining of Eurodollar Rate Loans or TIIE Rate Loans, as applicable, then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Company, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Company or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, (i) each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded and (ii) each Lender shall be deemed to have funded each TIIE Rate Loan made by it at the TIIE Rate for such Loan by a matching deposit or other borrowing in the Mexico City interbank market for a comparable amount and for a comparable period, whether or not such TIIE Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation. (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Company setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Company shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Company of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim for compensation is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Company under Section 3.04, the Company may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans or TIIE Rate Loans, as applicable, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan or TIIE Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans, or such Lender’s TIIE Rate Loans shall automatically be converted into Peso Base Rate Loans, as applicable, in each case on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans or TIIE Rate Loans, as applicable (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans or TIIE Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans or TIIE Rate Loans shall be applied instead to its Base Rate Loans or Peso Base Rate Loans, as the case may be; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans or TIIE Rate Loans shall be made or continued instead as Base Rate Loans or Peso Base Rate Loans, as the case may be, and all Base Rate Loans or Peso Base Rate Loans, as the case may be of such Lender that would otherwise be converted into Eurodollar Rate Loans or TIIE Rate Loans shall remain as Base Rate Loans or Peso Base Rate Loans, as the case may be.

(d) If any Lender gives notice to the Company (with a copy to the Agent) that the circumstances specified in Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans or TIIE Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans or TIIE Rate Loans, as applicable, made by other Lenders are outstanding, such Lender’s Base Rate Loans or Peso Base Rate Loans, as the case may be shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans or TIIE Rate Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans or TIIE Rate Loans, as applicable, and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07. Replacement of Lenders under Certain Circumstances. (a) If at any time (x) the Company becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans or TIIE Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Company may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Company in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the relevant Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the relevant Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee

Lender of the appropriate Note or Notes executed by the relevant Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Company or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment (and whose agreement is required) shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and each Guaranty;

(ii) a Note executed by each relevant Borrower in favor of each Lender requesting a Note;

(iii) the Security Documents, each duly executed by each Loan Party party thereto, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank,

(B) copies of all searches with respect to the Loan Parties and the Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.01 or have been or will be contemporaneously released or terminated, and all proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) evidence that all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent,

(iv) the Perfection Certificate dated the Closing Date and duly executed by Holdings and the Company;

(v) the Intellectual Property Security Agreement, duly executed by each Loan Party party thereto, together with evidence that all action that the Administrative Agent in its reasonable judgment may deem reasonably necessary or desirable in order to perfect and protect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) Mortgages (or in the case of New York, an assignment and Mortgage Modification Agreement with respect to the mortgages entered into in connection with the Existing Credit Agreements) covering each of the Mortgaged Leased Real Properties and each of the Mortgaged Owned Real Properties, in each case duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction with respect to the Mortgaged Owned Real Properties (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the Mortgaged Owned Real Properties covered thereby), issued by a title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, other than Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents);

(C) Copies of the most recent survey (if any) of the Mortgaged Owned Real Properties in the possession of the Loan Parties on the Closing Date;

(D) opinions of local counsel for the Loan Parties in states in which the Mortgaged Leased Real Properties and the Mortgaged Owned Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings and such other matters as the Administrative Agent may reasonably request (including with respect to the payment of mortgage taxes), in form and substance reasonably satisfactory to the Administrative Agent; and

(E) such other evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid and subsisting Liens on the property encumbered by the Mortgages has been taken (provided that, with respect to any Mortgaged Leased Real Property, such actions shall be consistent with and not violate the Loan Parties’ obligations under the applicable lease);

(vii) such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Loan Party and Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrowers and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(ix) opinions from (A) Ropes & Gray LLP, New York counsel to the Loan Parties and (B) each local counsel listed on Schedule 4.01(a), each addressed to each Agent and each Lender and each in form and substance reasonably satisfactory to the Administrative Agent;

(x) a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Transaction, from the Chief Financial Officer of the Company;

(xi) a certified copy of the Sponsor Management Agreement;

(xii) evidence that all insurance (including without limitation title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(xiii) certified copies of the Purchase Agreements, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent and the Initial Lenders shall reasonably request; and

(xiv) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(b) All fees and expenses required to be paid on or before the Closing Date shall have been paid in full in cash.

(c) All material governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions shall have been obtained and shall remain in effect; all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1975) in connection with the Transactions shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any material adverse conditions on any of the Loan Parties or the Transactions.

(d) The Purchase Agreements shall be in full force and effect.

(e) Prior to or simultaneously with the initial Credit Extension, (x) the Equity Contributions shall have been funded in full and (y) the Acquisition shall be consummated in accordance with the terms of the Purchase Agreements, without any waiver or amendment that would be materially adverse to the interests of the Lenders (unless the Administrative Agent and the Arrangers shall have consented in writing to such waiver or amendment), and in compliance with applicable material Laws and regulatory approvals.

(f) The final terms and conditions of each material aspect of the Acquisition shall be (i) as described in the Purchase Agreements as in effect on June 18, 2004 and in the commitment letter dated as of June 18, 2004, as amended, among the Parent, the Initial Lenders and the Arrangers and (ii) to the extent not described in the documents described in clause (i) or in other information provided by the Parent to the Initial Lenders and the Arrangers prior to June 18, 2004, reasonably satisfactory to the Initial Lenders and the Arrangers. The Initial Lenders and the Arrangers shall be reasonably satisfied with all material agreements, instruments and documents relating to the Transaction.

(g) Prior to or simultaneously with the initial Credit Extensions the Company shall have received at least $315,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes. The terms and conditions of the Senior Subordinated Notes and the provisions of the Senior Subordinated Notes Documents shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of the Senior Subordinated Notes Documents, certified by a Responsible Officer of the Company as being complete and correct.

(h) All amounts due or outstanding under the Existing Credit Agreements shall have been (or substantially contemporaneously with the initial Credit Extension shall be) paid in full, the commitments thereunder terminated and all guarantees thereof and security therefor released and discharged (except that Existing Letters of Credit may be deemed to be issued under the Revolving Credit Facility). All amounts due or outstanding under the Mexican Credit Agreement shall have been (or substantially contemporaneously with the making of the initial Credit Extension hereunder shall be) paid in full, the commitments thereunder terminated and all guarantees thereof and security therefor released and discharged, or the Mexican Credit Agreement shall have been modified to the extent necessary to avoid the occurrence of a default thereunder upon consummation of the Acquisition. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) the Senior Subordinated Notes and (iii) the Indebtedness set forth on Schedule 7.03(b)

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or TIIE Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension (except with respect to Existing Letters of Credit) in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or TITE Rate Loans) submitted by the relevant Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03. Conditions to Delayed Draw Term Loans. The obligation of each Term Lender to honor any Request for Credit Extension relating to the making of any Delayed Draw Term Loans is subject to the Administrative Agent’s having received such Request for Credit Extension in accordance with the requirements hereof and the condition precedent that all amounts due or outstanding under the Mexican Credit Agreement shall have been (or substantially contemporaneously with the making of the Delayed Draw Term Loans hereunder shall be) paid in full, the commitments thereunder terminated and all guarantees thereof and security therefor released and discharged.

Section 4.04. Conditions of Initial Credit Extension to Mexican Borrowers. The obligation of each Lender to make its initial Credit Extension hereunder to any Mexican Borrower is subject to the Administrative Agent’s having received (a) a counterpart of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Mexican Borrower agrees to be bound by the terms and conditions hereof as if originally named as a party hereto, (b) the certificates or resolutions referred to in Section 4.02(a)(vii) with respect to such Mexican Borrower, (c) the documents and certificates referred to in Section 4.02(a)(viii) with respect to such Mexican Borrower, (d) an opinion from Mexican counsel to the Mexican Borrowers reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and (e) a Request for Credit Extension in accordance with the terms hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrowers represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (or in the case of the Mexican Borrowers and their Subsidiaries organized under the laws of Mexico, duly registered in the Public Registry of Commerce of Mexico) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Purchase Agreements to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i)(x) any Junior Financing Documentation or (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, subject to delivery of a copy of the Mortgages of the Mortgaged Leased Real Property to the landlord under the applicable lease or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or, except as set forth on Schedule 5.03, any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2003 to and including the Closing Date, there has been (i) no Disposition by the Company or its Subsidiaries of any material part of the business or property of the Company or its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by the Company or its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b) Since December 31, 2003, there has been no material adverse change in the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent and the Initial Lenders prior to the Closing Date in a form reasonably satisfactory to them, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transactions, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 or except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Owned Real Properties and all Leased Real Properties at which any theater or film exhibition business is conducted (including locations where a lease has been entered into and preparations have been made for conducting theater or film business but has not been opened) by any Loan Party or any of its Subsidiaries, as of the Closing Date, showing as of the date hereof the street address (to the extent available), county (to the extent available), city or state and fee owner or the holder of the tenant’s interest under the applicable lease (with respect to Leased Real Properties).

Section 5.09. Environmental Compliance. (a) Except as set forth on Schedule 5.09, there are no claims alleging potential liability or responsibility for violation of any

Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.09 or except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed, or, to the knowledge of any Loan Party or any of their Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on, at or under any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials on, at or under any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries except for such Releases, that were in material compliance with Environmental Laws.

(c) The Properties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 5.09, neither any Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.

(f) Except as set forth on Schedule 5.09, neither the Company nor any of its subsidiaries (i) has become subject to any Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability, or (iii) knows of any basis for any Environmental Liability, except for such Environmental Liabilities that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Taxes. Except as set forth on Schedule 5.10, the Company and its Subsidiaries have filed all Federal and state and other tax returns and reports required to be filed,

and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.11. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is being processed with respect thereto and, to the knowledge of the Company and Holdings, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Company and Holdings, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date, neither Holdings nor any Loan Party has any Subsidiaries other than those set forth on Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings or a Loan Party free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the legal name, type of entity and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Company and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date.

Section 5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) No Borrower is engaged and nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15. Intellectual Property; Licenses, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, database rights and design rights and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except to the extent the failure to own or possess such rights or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.17. Labor Matters. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) the hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and; (c) all payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries is bound.

Section 5.18. Perfection, Etc. All filings and other actions necessary or desirable to perfect and protect the Lien in the Collateral created under the Collateral Documents have been or will, within the required time periods under the Collateral Documents, be duly made or taken or otherwise provided for and are (or will so be) in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company beginning with the 2004 fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PriceWaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than forty-five (45) days after the end of each fiscal year, forecasts prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, including a projected consolidated balance sheet as of the end of the following fiscal year, and related projected consolidated income statements and cash flow statements of the Company and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which shall set forth reasonably detailed calculations (A) demonstrating compliance with Section 7.11, (B) of the available Cumulative Growth Amount, (C) of the amounts used under each basket set forth in Section 7.01. 7.02, 7.03, 7.05 and 7.06 that is subject to a numerical limitation, (D) in the case of any delivery of financial statements under Section 6.01(a) in respect of any fiscal year ending on or after December 31, 2005, of Excess Cash Flow for such fiscal year and (E) of the Consolidated Adjusted Leverage Ratio for purposes of determining the Applicable Rate) and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (b)(xvi) and the final proviso of the definition of “Consolidated EBITDA”; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) from, or statement or report furnished to, any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report supplementing Schedule 5.08(b) hereto, including, in the case of supplements to Schedule 5.08(b), an identification of all owned real property disposed of by any Loan Party or any of its Restricted Subsidiaries since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, state, and in the case of the owned real property, the record owner), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b), (iii) a list of each Joint Venture that is a Specified 50/50 JV as of the date of delivery of such Compliance Certificate and (iv) a list of each Subsidiary that is an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate;

(g) promptly after the furnishing thereof, copies of all financial statements, forecasts, budgets or other similar information furnished to the lenders or holders of any Permitted Holdco Debt issued pursuant to Rule 144A under the Securities Act of 1933, or in any similar transaction;

(h) promptly after the Company has notified the Administrative Agent of any intention by the Company to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary or Specified 50/50 JV (and to the extent available and reasonably requested, any other Joint Venture), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, such information to include, in the case of Specified 50/50 JVs, annual audited and quarterly unaudited financial statements prepared in accordance with GAAP or Local GAAP, as applicable, which financial statements the Company shall cause each Specified 50/50 JV to provide to the Company within one hundred twenty (120) days (or in the case of Yelmo Cineplex, two hundred and ten (210) days) after the end of each fiscal year of such Specified 50/50 JV and sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of such Specified 50/50 JV.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) at the request of the Administrative Agent, the Company shall deliver paper copies of any such documents to the Administrative Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices. Promptly after obtaining knowledge thereof notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any

Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and directing that such notice be delivered by the Administrative Agent to each Lender and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, except (x) that Holdings, the Company and its Restricted Subsidiaries may consummate the Acquisition and (y) for the liquidation or dissolution of Restricted Subsidiaries if the assets of such Restricted Subsidiaries are acquired by a Borrower or a wholly owned Restricted Subsidiary of a Borrower in such liquidation or dissolution and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, and (c) the Company and its Restricted Subsidiaries may close or otherwise cease to operate theatres and remove fixtures and personalty therefrom upon the expiration or other termination of the applicable lease if the board of directors of the Company or such Restricted Subsidiary, as the case may be, determines in good faith that the maintenance and continued operation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or Local GAAP, as applicable, consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such independent public accountants’ customary procedures), all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Company’s expense; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.

Section 6.11. Use of Proceeds. Use the proceeds of (a) the Credit Extensions (other than a Term Borrowing consisting of Delayed Draw Term Loans) (i) to finance in part the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) to provide ongoing working capital and for other general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions) and (b) Delayed Draw Term Loans solely to refinance Indebtedness outstanding under the Mexican Credit Agreement and to pay fees and expenses incurred in connection therewith.

Section 6.12. Covenant to Guarantee Obligations and Give Security. (a) Upon (A) the formation or acquisition of any new direct or indirect Restricted Subsidiary by any Loan Party or the designation in accordance with Section 6.16 of any existing direct or indirect Subsidiary as a Restricted Subsidiary or (B) any Restricted Subsidiary guaranteeing any Indebtedness of any Loan Party (other than the Mexican Borrowers), the Company shall, in each case at the Company’s expense:

(i) within thirty (30) days after such formation, acquisition, designation or guarantee or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Restricted Subsidiary that is (x) not a Foreign Subsidiary or (y) a Foreign Subsidiary that has guaranteed the Indebtedness of any Loan Party (other than the Mexican Borrowers), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations of each Loan Party (in the case of a guarantee required pursuant to clause (y), to the extent of the amount of such other guaranteed Indebtedness);

(B) cause each direct or indirect parent of such Restricted Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the obligations of such Restricted Subsidiary, if any, under the Loan Documents;

(C) cause each such Restricted Subsidiary to furnish to the Administrative Agent a description of the real properties owned and leased by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(D) cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 at the request of the Administrative Agent to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreement and other security agreements in effect on the Closing Date), granting a Lien in substantially all of the personal property of such Restricted Subsidiary, all owned real property with a value in excess of $2,000,000 (provided that, if a mortgage tax will be owed, the amount secured by the Mortgage shall be limited to the fair market value of the property at the time the Mortgage is entered into) and, if permitted by the lease (it being understood and agreed that the Company shall, and shall cause its Restricted Subsidiaries to, use commercially reasonable efforts to have such permission included in all leases it enters into), all leased real property with a projected annual theatre level cash flow as reasonably agreed between the Company and the Administrative Agent in excess of $2,000,000 (provided that, if a mortgage tax will be owed, the Mortgage shall be limited to the value of the leased property as reasonably agreed between the Company and the Administrative Agent), in each case securing the Obligations of such Restricted Subsidiary under its Guaranty and (y) each direct or indirect parent of each Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Closing Date) granting a

Lien on all of the outstanding Equity Interests issued by such Restricted Subsidiary and held by such direct or indirect parent, and all intercompany debt issued by such Restricted Subsidiary and held by such direct or indirect parent, in each case securing the Obligations of such Restricted Subsidiary under its Guaranty;

(E) (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to deliver any and all certificates representing Equity Interests owned by such Restricted Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt held by such Restricted Subsidiary, endorsed in blank to the Administrative Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to provide a guaranty pursuant to this Section 6.12 to deliver any and all certificates representing the outstanding Equity Interests of such Restricted Subsidiary held by such direct or indirect parent, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt issued by such Restricted Subsidiary and held by such direct or indirect parent, endorsed in blank to the Administrative Agent;

(F) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(ii) within thirty (30) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of real property with a value in excess of $2,000,000 owned or held by such Restricted Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent and, to the extent in possession of such Restricted Subsidiary on the date of formation or acquisition thereof, surveys and environmental assessment reports.

For the avoidance of doubt, (i) no Subsidiary that is not a Domestic Subsidiary shall be obligated to guarantee the obligations of any Borrower (unless such Subsidiary is a guarantor of any Indebtedness of any Loan Party (other than the Mexican Borrowers) and then only to the extent of the amount of such other guaranteed Indebtedness), (ii) (A) no assets of any Subsidiary that is not a Domestic Subsidiary shall be required to be pledged to support obligations of any Borrower (unless and to the extent such assets are pledged to support any Indebtedness of any Loan Party (other than the Mexican Borrowers) and then only to the extent of the amount of such other guaranteed Indebtedness) and (B) no more than 65% of the stock entitled to vote (within the meaning of Section 956 of the Code and the Treasury Regulations thereunder) of any Subsidiary that is not a Domestic Subsidiary shall be required to be pledged by the Borrower or any Domestic Subsidiary to support the obligations of any Borrower (unless and to the extent such stock has been pledged to support any Indebtedness of any Loan Party (other than the Mexican Borrowers) and then only to the extent of the amount of such other guaranteed Indebtedness) and (iii) in any event, the stock of any Subsidiary that is not a Domestic Subsidiary the assets of which constituted less than 2.5% of Consolidated Assets and the revenues of which contributed less than 2.5% of Consolidated Revenues, in each case based on the most recently delivered financial statements under Section 6.01(a) or (b), shall not be required to be pledged to support the obligations of any Borrower (provided¸ however, that the Subsidiaries the pledge of the stock of which is excluded pursuant to this clause (C) shall not in any event constitute more than 5% of Consolidated Assets or represent more than 5% of Consolidated Revenues (as so determined)).

(b) Upon the acquisition of (x) any personal property by any Loan Party or (y) fee owned real property with a value in excess of $2,000,000 by any Loan Party (provided that, if a mortgage tax will be owed, the amount secured by the Lien referred to below shall be limited to the fair market value of the property at the time the applicable Mortgage is entered into), and such personal property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, or upon the entering into by any Loan Party of any agreement for a leasehold interest in real property with a projected annual theatre level cash flow in excess of $2,000,000 as reasonably agreed between the Company and the Administrative Agent (provided that, if a mortgage tax will be owed, the amount secured by the Lien referred to below shall be limited to the value of the leased property as reasonably agreed between the Company and the Administrative Agent), the Company shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(a)(i)(C), (D), (E) and (F) with respect to personal property and Section 4.01(a)(vi) with respect to real property.

(c) Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

(d) The Company has notified the Administrative Agent that it intends to cause the Subsidiaries listed on Schedule 6.12(d) to be liquidated or dissolved. Notwithstanding anything to the contrary in this Agreement or the Collateral Documents, the Lenders agree that such Subsidiaries shall not be required to become guarantors or pledgors or execute any Loan Documents pending such liquidation or dissolution and their respective direct parents shall not be required to deliver certificates or other instruments representing any of the Equity Interests in such Subsidiary.

(e) With respect to the Lease dated July 15, 1997 between Dream Team Associates, LLC, as landlord, and Loews Festival Cinemas, Inc. (now known as Forty-Second Street Cinemas, Inc.), a Subsidiary of the Company, as tenant, for theatre premises at E-Walk on the New 42nd Street, New York, New York, the Company shall cause such tenant to use commercially reasonable efforts for a period not to exceed 45 days following the Closing Date to obtain any additional confirmation that may be necessary from such landlord and Westdeutsche Landesbank Girozentrale, New York Branch (now known as West LB AG, New York Branch), as administrative agent under certain loan documents to which such landlord is a party, of the waiver of the notice periods required with respect to a leasehold mortgage on such theater premises at E-Walk or any other matters raised by such landlord or such administrative agent. Upon receipt of such confirmation from such landlord and such administrative agent, the Administrative Agent shall be authorized to record the leasehold mortgage related to such E-Walk theater premises that has been executed and delivered in connection with the closing of the Transactions. If such confirmation is not received within such 45 day period, such leasehold mortgage shall be null and void, and shall not be recorded, and the Company shall have no further obligation under this Agreement or any other Loan Document to grant a leasehold mortgage in respect of such E-Walk theater premises. The termination of the E-Walk leasehold mortgage in accordance with this clause (e) shall not be deemed a Default or an Event of Default under Section 8.01(f) hereof or under any other Loan Document.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14. Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.15. Interest Rate Hedging. Enter into prior to ninety (90) days following the Closing Date, and maintain at all times thereafter until the second anniversary date of the Closing Date, protection against fluctuations in interest rates pursuant to, as of such time, one or more interest rate Swap Contracts with Persons reasonably acceptable to the Administrative Agent and providing coverage in a notional amount, together with the amount of Long-Term Indebtedness of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis that is bearing interest at a fixed rate, at least equal to 50% of the aggregate amount of all Long-Term Indebtedness of Holdings, the Company and its Restricted Subsidiaries on a consolidated basis.

Section 6.16. Designation of Subsidiaries. The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) neither Mexican Borrower may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing and (v) no Unrestricted Subsidiary that is designated as a Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary at any time prior to twelve (12) months after being so designated as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or the Company (as applicable) therein at the date of designation in an amount equal to the net book value of Holdings’ or the Company’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6.17. Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s, and provide all information regarding the business and financial condition of the Company and its Subsidiaries as any such ratings agency (or any successor thereto) may from time to time reasonably request in connection therewith.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Company shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Company or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(b)(v); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), (n) or (o) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary that does not constitute Collateral which liens secure Indebtedness of such Foreign Subsidiary permitted under Section 7.03(b);

(o) Liens in favor of the Company or a Restricted Subsidiary of the Company securing Indebtedness permitted under Section 7.03(b)(iv);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v), (ix), or (xii);

(q) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or Holdings, the Company or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by Holdings, the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Permitted Encumbrances;

(x) other Liens securing Indebtedness at any time outstanding in an aggregate principal amount not to exceed $25,000,000; and

(y) in the case of Leased Real Property, (i) liens on the fee interest in the land held by the landlord under the applicable lease, (ii) rights of the landlord under the applicable lease, (iii) all superior, underlying and ground leases and all renewals, amendments, modifications, replacements, substitutions and extensions thereof.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Company or such Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings, the Company and its Restricted Subsidiaries (i) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, and (ii) in connection with such Person’s purchase of Equity Interests of the Parent or Holdings in an aggregate amount not to exceed $10,000,000 at any time outstanding (in each of clauses (i) and (ii), determined without regard to any write-downs or write-offs of such loans or advances);

(c) Investments (i) by Holdings, the Company or any of its Restricted Subsidiaries in any Loan Party (including any new Restricted Subsidiary which becomes a Loan Party but excluding any Foreign Subsidiary), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by Holdings or any other Loan Party (or further Investment of such amount by any direct or indirect recipient of the original Investment) in an aggregate amount at any time outstanding (for all such Investments) not to exceed $35,000,000 (determined without regard to any write-downs or write-offs of such Investments) in (x) any Foreign Subsidiary that is a Loan Party or (y) any Restricted Subsidiary that is not a Loan Party and (iv) by the Company or any Restricted Subsidiary in any Foreign Subsidiary (A) with any Specified Contribution Proceeds or (B) consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Company or such Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made or (C) the exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of such Foreign Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or not less than 80% of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Company or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12;

(B) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings, the Company and its Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11 (assuming for purposes of making such determination with respect to the covenant set forth in Section 7.11(a) that the applicable covenant level at the time such determination is made is at least 0.25 lower than the applicable covenant level for such period set forth in Section 7.11(a)), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(C) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) the Acquisition;

(k) Investments in the ordinary course of business consisting of (i) UCC Article 3 endorsements for collection or deposit, (ii) UCC Article 4 customary trade arrangements with customers consistent with past practices and (iii) prepaid film rentals;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06 (which loans and advances shall be treated as Restricted Payments for purposes of determining compliance with Section 7.06);

(n) so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, other Investments in an aggregate amount at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) not to exceed the sum of (i) $40,000,000 and (ii) an amount equal to any repayments, interest, returns, profits, distribution, income and similar amounts actually theretofore received in cash in respect of any such Investment;

(o) so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing, other Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Investment;

(p) advances of payroll payments to employees or consultants in the ordinary course of business;

(q) Guarantees by the Company or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments by the Company or any of its Restricted Subsidiaries in Joint Ventures in an aggregate amount at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) not to exceed the sum of (i) $20,000,000 and (ii) an amount equal to any repayments, interest, returns, profits, distribution, income and similar amounts actually theretofore received in cash in respect of any such Investment; and

(s) Investments by the Company or any of its Restricted Subsidiaries in MJTJV in an aggregate amount (determined without regard to any write-downs or write-offs of such Investments) not to exceed $2,000,000 at any time outstanding.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Company, Permitted Subordinated Indebtedness (i) to the extent such Permitted Subordinated Indebtedness is utilized within 90 days of the incurrence thereof to finance a Permitted Acquisition and (ii) incurred in connection with any substantially contemporaneous Permitted Refinancing of any of the foregoing Permitted Subordinated Indebtedness;

(b) in the case of the Company and its Restricted Subsidiaries:

(i) Indebtedness of the Company and of its Restricted Subsidiaries under the Loan Documents;

(ii) Indebtedness (A) outstanding on the date hereof and listed on Schedule 7.03(b), (B) of the Company and the other Guarantors in respect of the Senior Subordinated Notes in an aggregate principal amount not in excess of $315,000,000 at any time outstanding and (C) other than with respect to any Indebtedness under the Mexican Credit Agreement, any Permitted Refinancing thereof;

(iii) Guarantees of the Company and its Restricted Subsidiaries in respect of Indebtedness of the Company or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Subsidiary Guarantee and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of (A) any Loan Party (other than a Foreign Subsidiary) owing to any other Loan Party (other than a Foreign Subsidiary), (B) any Restricted Subsidiary (other than a Foreign Subsidiary) that is not a Loan Party owing to (1) any other Restricted Subsidiary that is not a Loan Party (other than a Foreign Subsidiary) or (2) Holdings or a Loan Party in respect of an Investment permitted under Section 7.02(c), Section 7.02(n) or Section 7.02(o), (C) any Loan Party (other than a Foreign Subsidiary) owing to any Foreign Subsidiary, (D) any Foreign Subsidiary owing to any other Foreign Subsidiary and (E) any Foreign Subsidiary or any Restricted Subsidiary that is not a Loan Party owing to Holdings, the Company or any Restricted Subsidiary in an aggregate principal amount that, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (b)(vi) below, does not exceed $160,000,000 at any time outstanding; provided that all such Indebtedness of any Loan Party owing to any non-Loan Party (or to either Mexican Borrower) must be expressly subordinated to its Obligations;

(v) Capital Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) including arising out of any sale-leaseback transaction permitted under Section 7.05(f) and incurred concurrently with or within two hundred and seventy (270) days of the purchase, repair or improvement of the property subject to the Liens thereunder, and any Permitted Refinancing thereof;

(vi) Peso-denominated Indebtedness of Foreign Subsidiaries domiciled in Mexico in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $125,000,000, to the extent that the proceeds of any such Indebtedness are applied to prepay the Terms Loans to the extent required pursuant to Section 2.05(b)(iv), and any Permitted Refinancing thereof;

(vii) Indebtedness in respect of Swap Contracts required by Section 6.15 or in respect of other Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(viii) [Reserved.];

(ix) Indebtedness of the Company and its Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Default or Event of Default shall exist or result therefrom, and (y) Holdings, the Company and its Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11 after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any Permitted Refinancing thereof;

(x) Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business;

(xi) Indebtedness consisting of promissory notes issued by any Loan Party or any of their Restricted Subsidiaries to current or former officers, directors, employees or consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent, Holdings or the Company, or to finance a Restricted Payment with respect to SARs, in each case to the extent permitted by Section 7.06;

(xii) Indebtedness incurred by Holdings, the Company or its Restricted Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(xiii) Indebtedness consisting of obligations of the Company or its Restricted Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(xiv) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xv) Indebtedness in an aggregate principal amount not to exceed $65,000,000 at any time outstanding; provided that, not more than $25,000,000 in aggregate principal amount of Indebtedness of the Company or any Domestic Subsidiary that is a Restricted Subsidiary incurred under this clause (b)(xv) may be secured;

(xvi) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xviii) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Company or any of its Restricted Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(xix) in the case of any Foreign Subsidiary, Indebtedness in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (i) to the extent such Indebtedness is utilized within 90 days of the incurrence thereof to finance a Permitted Acquisition, and (ii) incurred in connection with any substantially contemporaneous Permitted Refinancing of such Indebtedness; and

(xx) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xix) above.

(c) in the case of Holdings:

(i) Indebtedness under the Loan Documents;

(ii) unsecured Indebtedness of Holdings (“Permitted Holdco Debt”) that (A) is not subject to any Guarantee by the Company or any Restricted Subsidiary, (B) will not mature prior to the date that is ninety-one (91) after the Maturity Date of the Term Loans, (C) has no scheduled amortization or payments of principal, (D) does not permit any payments in cash of interest or other amounts in respect of the principal thereof for at least five (5) years from the date of the issuance or incurrence thereof, (E) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes Indenture taken as a whole (other than provisions customary for senior discount notes of a holding company), and (F) contains provisions with respect to paid-in-kind interest which are reasonably satisfactory to the Administrative Agent;

(iii) Indebtedness permitted pursuant to clause (b)(iv) above;

(iv) Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, so long as, if applicable, Holdings complies with the proviso in Section 7.06(h)(v) (whether or not any Restricted Payment is made to Holdings); and

(v) Indebtedness of the type described in Section 7.03(b)(xi) and (xii).

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower shall be the continuing or surviving Person (and, in the case of any such transaction involving the Company, the continuing or surviving Person shall be organized under the laws of the United States, any state thereof or the District of Columbia) or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02(c) and 7.03(b)(iv);

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than a Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must be either a Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(d) so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(e) Holdings, the Company and its Restricted Subsidiaries may consummate the Acquisition;

(f) Holdings may be converted into a corporation in connection with a Qualifying IPO of Holdings; provided that the corporation into which Holdings is so converted expressly assumes obligations of Holdings under the Loan Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(g) so long as no Default or Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the repurchase price of such replacement property, and Permitted Asset Swaps;

(d) Dispositions of property by any Restricted Subsidiary to the Company or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or a Borrower, (i) the transferee thereof must be either a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions by the Company and its Restricted Subsidiaries of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $100,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Company or such Restricted Subsidiary for not less than 75% cash and Cash Equivalent consideration;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business which do not materially interfere with the business of Holdings, the Company and its Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by the Company and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $100,000,000 and (iii) the purchase price for such property shall be paid to the Company or such Restricted Subsidiary for not less than 75% cash or Cash Equivalent consideration (provided further that (x) such 75% cash or Cash Equivalent consideration requirement shall not apply to any individual property the purchase price in respect of which is less than $5,000,000, but in no event shall the aggregate amount of non-cash consideration received in connection with Dispositions pursuant to this clause (k) exceed $25,000,000 and (y) to the extent any debt obligations or other securities received in connection with any Disposition pursuant to this clause (k) are actually converted into cash within six months following the receipt thereof by the Company or any of its Restricted Subsidiaries, such debt obligations or other securities shall be treated as cash for purposes of such 75% cash consideration requirement);

(l) Dispositions listed on Schedule 7.05(l);

(m) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between, the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date;

(n) so long as, in each case, no Default or Event of Default has occurred and is continuing and immediately after giving Pro Forma Effect to such Disposition, the Consolidated Adjusted Leverage Ratio is less than or equal to the Consolidated Adjusted Leverage Ratio immediately prior to such Disposition, any Specified Disposition; and

(o) the Company and its Restricted Subsidiaries may close or otherwise cease to operate theatres and remove fixtures and personalty therefrom upon the expiration or other termination of the applicable lease if the board of directors of the Company or such Restricted Subsidiary, as the case may be, determines in good faith that the maintenance and continued operation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d) and (e)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Company or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Company and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Company and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) Holdings, the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make Restricted Payments with the Net Cash Proceeds of any Permitted Equity Issuance by Holdings to the extent such Net Cash Proceeds do not constitute Designated Equity Proceeds or from the issuance of Permitted Holdco Debt to the extent such Net Cash Proceeds do not constitute Designated Holdco Proceeds;

(d) the Company and Holdings may make Restricted Payments made on the Closing Date to consummate the Acquisition and the other Transactions;

(e) to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04 or 7.08;

(f) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants shall be permitted;

(g) Holdings may pay (or make Restricted Payments to allow the Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Holdings or the Parent held by any future, present or former employee, director or consultant of Holdings, the Parent or any of their Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or may make Restricted Payments in respect of SARs; provided that the aggregate amount of Restricted Payments made under this clause (g) does not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being permitted to be carried over to the two (2) succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) to members of management, directors or consultants of the Parent or of its Subsidiaries that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Parent or any of its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Parent or Holdings pursuant to a deferred compensation plan plus (C) the cash proceeds of key man life insurance policies received by Holdings, the Company or its Restricted Subsidiaries after the Closing Date (provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (g);

(h) the Company and its Restricted Subsidiaries may make Restricted Payments to Holdings (and Holdings may make Restricted Payments as contemplated in subclauses (i), (ii), (iii), (iv) and (vi) below):

(i) the proceeds of which will be used by Holdings to pay (or make Restricted Payments so that Parent may pay) the tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of the Parent and Holdings attributable to the Parent, Holdings, the Company or its Subsidiaries determined as if the Company and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used by Holdings to pay (or make Restricted Payments so that the Parent may pay) the Parent’s and Holding’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties and insurance premiums for directors and officers liability insurance covering directors and officers of the Parent or Holdings), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $4,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of the Parent or Holdings attributable to the ownership or operations of the Company and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used by the Parent or Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(iv) the proceeds of which will be used by Holdings to make Restricted Payments permitted by clause (g);

(v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Company or its Restricted Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12; and

(vi) the proceeds of which shall be used by the Parent or Holdings to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount not to exceed $25,000,000;

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Restricted Payment;

(k) from and after a Qualifying IPO of the Company, the Company may make the Restricted Payments referred to in clause (g); and

(l) so long as no Default shall have occurred and be continuing or would result therefrom, Holdings, the Company and any Restricted Subsidiary may make Restricted Payments with any Specified Excluded Proceeds.

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof or any business reasonably related, incidental or ancillary thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions among (A) Loan Parties or (B) Grupo Cinemex and its Subsidiaries, (b) on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of (A) fees and expenses in connection with the consummation of the Transactions and (B) bonuses or the issuance of equity to management of the Company or any of its Subsidiaries upon consummation of the Transactions in an aggregate amount not to exceed $6,000,000, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(f), any payments of management, consulting monitoring and advisory fees to the Sponsors (plus any unpaid management and monitoring fees within such amount accrued in any prior year) and Sponsor Termination Fees and related indemnities and reasonable out-of-pocket expenses attributable to the ownership or operations of the Company and its Restricted Subsidiaries, and in each case pursuant to the Sponsor Management Agreement as in effect on the Closing Date, (e) equity issuances, repurchases, retirement or other acquisition of Equity Interests by the Parent, Holdings or the Company permitted under Section 7.06, (f) loans and other transactions by the Parent, Holdings, the Company and its Restricted Subsidiaries to the extent permitted under this Article 7, (g) employment and severance arrangements between the Parent, Holdings, the Company and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (h) payments by Holdings, the Company and its Restricted Subsidiaries pursuant to the tax sharing agreements among the Parent, Holdings, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, (i) the payment of customary fees and reasonable out-of-pocket cost to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent, Holdings, the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, as determined in good faith by the board of directors of the Company or senior management thereof, (j) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions and repurchases permitted under Section 7.06, and (l) payments by Holdings, the Company and any Restricted Subsidiaries to the Sponsors made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are (A) pursuant to the Sponsor Management Agreement as in effect on the Closing Date and (B) approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Company, in each case in good faith.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Company to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to or invest in the Company or any Guarantor, or (b) the Company or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Company, (iii) represent Indebtedness of a Restricted Subsidiary of the Company which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants. (a) Leverage Ratio. Permit the Consolidated Adjusted Leverage Ratio as of the end of any fiscal quarter of the Company (beginning with the fiscal quarter ending March 31, 2005 set forth below to be greater than the ratio set forth below opposite such period:

Fiscal Year	March 31	June 30	September 30	December 31
2005	7.25:1	7.25:1	7.25:1	7.25:1
2006	7.00:1	7.00:1	7.00:1	7.00:1
2007	6.50:1	6.50:1	6.50:1	6.50:1
2008	6.25:1	6.25:1	6.25:1	6.25:1
2009	5.75:1	5.75:1	5.75:1	5.75:1
2010	5.50:1	5.50:1	5.50:1	5.50:1
2011	5.25:1	5.25:1	—	—

(b) Interest Coverage Ratio. Permit the Consolidated Adjusted Interest Coverage Ratio as of the end of any fiscal quarter of the Company (beginning with the fiscal quarter ending March 31, 2005) set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	March 31	June 30	September 30	December 31
2005	1.75:1	1.75:1	1.75:1	1.75:1
2006	1.85:1	1.85:1	1.85:1	1.85:1
2007	2.00:1	2.00:1	2.00:1	2.00:1
2008	2.25:1	2.25:1	2.25:1	2.25:1
2009	2.50:1	2.50:1	2.50:1	2.50:1
2010	2.50:1	2.50:1	2.50:1	2.50:1
2011	2.50:1	2.50:1	—	—

Section 7.12. Amendments of Organization Documents. Amend, modify or waive any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders.

Section 7.13. Accounting Changes. Make any change in fiscal year.

Section 7.14. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and any mandatory payment of applicable high yield discount shall be permitted) the Senior Subordinated Notes, any Permitted Subordinated Indebtedness, any Permitted Holdco Debt or any other subordinated Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price not in excess of the Cumulative Growth Amount immediately prior to the time of such prepayment, redemption or repurchase or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness or any Permitted Holdco Debt (to the extent the Net Cash Proceeds from such Permitted Holdco Debt do not constitute Designated Holdco Debt Proceeds) and (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified

Equity Interests), or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent.

Section 7.15. Amendment of Transaction Documents. Amend, modify or supplement any of the Transaction Documents or waive or otherwise consent to any change or departure from any of the terms or conditions of the Transaction Documents in any manner materially adverse to the interests of the Lenders without the consent of the Administrative Agent.

Section 7.16. Equity Interests of the Company. Create, incur, assume or suffer to exist any Lien on any Equity Interests of the Company (other than as required under the Loan Documents and nonconsensual Liens arising solely by operation of law to the extent permitted under Section 7.01).

Section 7.17. Holding Company. In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Company, the performance of the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement and any transactions that Holdings is permitted to enter into or consummate under this Article 7 or (ii) incur any Indebtedness other than Indebtedness permitted pursuant to Section 7.03(c).

Section 7.18. Designated Senior Debt. Designate any other Indebtedness (other than under this Agreement and the other Loan Documents) of the Company or its Restricted Subsidiaries as “Senior Indebtedness”, “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 7.19. Capital Expenditures. (a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Company and its Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2004	$101,000,000
2005	$125,000,000
2006	$100,000,000
2007	$50,000,000
2008	$50,000,000
2009	$50,000,000
2010	$50,000,000
2011	$50,000,000

(b) Notwithstanding anything to the contrary contained in clause (a) above, (i) to the extent that the aggregate amount of Capital Expenditures made by the Company and the

Restricted Subsidiaries in any fiscal year pursuant to Section 7.19(a) is less than the amount set forth in such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year (with the amount of Capital Expenditures made in such succeeding fiscal year being applied first to the Rollover Amount) and (ii) for the 2007 fiscal year and any subsequent fiscal year, the amount of Capital Expenditures that would otherwise be permitted in any such fiscal year pursuant to this Section 7.19 (including as a result of the application of subclause (i) of this clause (b)) may be increased by an amount not to exceed $25,000,000 (“CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures permitted to be made in the immediately succeeding fiscal year (provided that, other than in respect of the 2011 fiscal year, the Company may apply the CapEx Pull-Forward Amount in such immediately succeeding fiscal year).

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Holdings and the Company) or 6.11 or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by the last proviso set forth in the definition of “Consolidated EBITDA”; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness beyond any applicable cure period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days or, in the case of the Grupo Cinemex or any of its Subsidiaries organized under the laws of Mexico, ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Company or any Subsidiary to enforce any such judgment; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to exceed the Threshold Amount or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount exceeding the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to, or shall be asserted by the Company or any other Loan Party not to, create a valid and perfected first priority lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01 except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file Uniform Commercial Code continuation statements and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness”, “Senior Secured Financing” or “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Company, in the case of any single Subsidiary, have assets with a value in excess of 5% of the Consolidated Assets of the Company and its Subsidiaries or did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the Consolidated Revenues of the Company and its Subsidiaries (it being agreed that each Subsidiary affected by any event or circumstance referred to in any such clause shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied).

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the termination value under Secured Hedge Agreements and, to the extent remaining unpaid after application pursuant to clause Third above, the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding anything to the contrary in this Agreement, amounts received from any Foreign Subsidiary on account of the Obligations of any Foreign Subsidiary shall be applied solely to the payment of the Obligations of the Foreign Subsidiaries

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Mexican Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Mexican Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Mexican Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Mexican Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) With respect to any action by the Administrative Agent to enforce the rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Note to the Administrative Agent to the extent necessary to enforce the rights and remedies of the Administrative Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof and thereof.

Section 9.02. Delegation of Duties. Each of the Administrative Agent and the Mexican Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including, in the case of the Administrative Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral

Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments in Pesos, such sub-agents as shall be deemed necessary by the Administrative Agent or the Mexican Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Mexican Administrative Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Mexican Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the

Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05. Notice of Default. Neither the Administrative Agent nor the Mexican Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent or the Mexican Administrative Agent for the account of the Lenders, unless the Administrative Agent or the Mexican Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Each of the Administrative Agent and the Mexican Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08. Agents in their Individual Capacities. CNAI, Banamex and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CNAI were not the Administrative Agent or the L/C Issuer and Banamex were not the Mexican Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, CNAI, Banamex or their Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that neither the Administrative Agent nor the Mexican Administrative Agent shall be under any obligation to provide such information to them. With respect to its Loans, CNAI and Banamex shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, in the case of CNAI, or the Mexican Administrative Agent, in the case of Banamex, and the terms “Lender” and “Lenders” include CNAI in its individual capacity.

Section 9.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the

Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The provisions of this Section 9.09 shall apply mutatis mutandis to the Mexican Administrative Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Mexican Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and the Mexican Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property (including leased property) granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is transferred (or for which the lease is terminated) or to be transferred (or for which the lease is to be terminated) as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Company or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent”, “agent,” “joint lead arranger” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and Section 9.07 (obligating the Company to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Company, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by

Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise expressly provided for in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby;

(b) postpone any date scheduled for any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) forgive or reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Consolidated Adjusted Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders” or Section 2.05(a), 2.05(b), 2.06(c) or any other Section in a manner that would alter the pro rata sharing of payments required hereunder without the written consent of each Lender;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release any material Guarantor from its obligations under the applicable Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C

Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the relevant Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Mexican Administrative Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Mexican Administrative Agent, as applicable, under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Mexican Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, in the event that the Borrowers request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super Majority Lenders (as hereinafter defined), then with the consent of the Borrowers and the Super Majority Lenders, the Borrowers and the Super Majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee and shall consent to the requested modification or amendment), or an increase in the Commitment of one or more of the Super Majority Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment (provided that in the case of such an assignment to an Eligible Assignee, such assignee or the Company shall pay the processing and recordation fee referred to in Section 10.07(b)), (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super Majority Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (w), (x) and (y). As used herein, the term “Super Majority Lenders” shall mean, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders.

Section 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the Mexican Administrative Agent, the L/C Issuer, the Dollar Swing Line Lender or the Peso Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent, the Mexican Administrative Agent, the L/C Issuer, the Dollar Swing Line Lender and the Peso Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Mexican Administrative Agent, the L/C Issuer, the Dollar Swing Line Lender and the Peso Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent or the Mexican Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or the Mexican Administrative Agent may be recorded by the Administrative Agent or the Mexican Administrative Agent, as applicable, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Mexican Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent and the Mexican Administrative Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP, and (b) to pay or reimburse the Administrative Agent, the Mexican Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout, restructuring or negotiations in respect thereof, as well as any legal proceeding, including any proceeding under any Debtor Relief Law, including all Attorney Costs of counsel to the Administrative Agent or the Mexican Administrative Agent). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by the Company. The Company shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, trustees and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (exclusive of local counsel), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders in the case of clause (a) below)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Company, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly; provided that any Indemnitee shall promptly refund amounts paid to such Indemnitee pursuant to this Section 10.05 to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

Section 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Loans; (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing and except for assignments in connection with the primary syndication of the Facilities, the Company consents to such assignment (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Dollar Swing Line Lender (and, in the case of an assignment of a Peso Commitment, the Peso Swing Line Lender) unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), each such approval not to be unreasonably withheld or delayed; (v) the parties (other than the Company unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee the Company shall have no obligation to pay other than as provided for in Section 10.01), provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the relevant Borrower or the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d). An assignee of a Peso Revolving Credit Lender shall not be entitled to receive any greater payment under Section 3.01 than the assignor Peso Revolving Credit Lender would have been entitled to receive in respect of the Loan assigned.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the relevant Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01, and the sale of participation to a Participant by a Peso Revolving Credit Lender shall not be deemed effective, unless the relevant Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the relevant Borrower, to comply with Section 10.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the relevant Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the relevant Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the relevant Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Company, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, CNAI may, upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer and/or Dollar Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to CNAI’s resignation as L/C Issuer (if at the time there is not another L/C Issuer hereunder), CNAI shall have identified a successor L/C Issuer reasonably acceptable to the Company willing to accept its appointment as successor L/C Issuer. In the event of any such resignation as L/C Issuer or Dollar Swing Line Lender, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Dollar Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of CNAI as L/C Issuer or Dollar Swing Line Lender, as the case may be, except as expressly provided above. If CNAI resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If CNAI resigns as Dollar Swing Line Lender, it shall retain all the rights of the Dollar Swing Line Lender provided for hereunder with respect to Dollar Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Dollar Swing Line Loans pursuant to Section 2.04(c)). The applicable provisions of this Section 10.07(i) shall apply mutatis mutandis to the resignation of any Person acting as Peso Swing Line Lender or any other L/C Issuer.

Section 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the

Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same reasonable degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the case of any such deposits or other Indebtedness for the credit or the account of any Foreign Subsidiary, such set off may only be against any Obligations of Foreign Subsidiaries. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Company or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is not a Loan Party do not constitute such an asset and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrowers’ obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with its terms.

Section 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. Tax Forms. (a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Company and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Company or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Company and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Company with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Company and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Company and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Company or the Administrative Agent, and (B) promptly notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Company and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Company or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Company shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a), (B) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (C) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Company two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

(c) If (i) any Governmental Authority asserts that the Company or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender, and (ii) either

(A) the assertion for withholding or backup withholding is based upon a failure by any Lender to provide proper forms or certification in accordance with this Section 10.15, or (B) in the good faith judgment of the applicable Foreign Lender or U.S. Lender, there is a reasonable expectation that such Foreign Lender or U.S. Lender will receive a tax benefit from such withholding or backup withholding, then such Foreign Lender or U.S. Lender shall indemnify the Company and the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Company and the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of the Company and the Administrative Agent. In the event that such indemnity is triggered solely by clause (ii)(B), then such indemnity shall apply only to the extent of the reasonably expected amount of such tax benefit that will be actually utilizable, as determined in the good faith judgment of the applicable Foreign Lender or U.S. Lender. In addition, any Lender’s obligation to make any payment to the Company or the Administrative Agent under this Section 10.15(d) shall be reduced by the amount the Lender was entitled to receive pursuant to Section 3.01(a)(i). The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16. Governing Law. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS. EACH BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A

COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and Holdings and the Administrative Agent shall have been notified by the Mexican Administrative Agent, each Lender, the Dollar Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the relevant Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including, without limitation, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 10.22. Routine Electronic Communications. The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Routine Communications”), by transmitting the Routine Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Company agrees to continue to provide the Routine Communications to the Administrative Agent in any other manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Company further agrees that the Administrative Agent may make the Routine Communications available to the Lenders by posting the Routine Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT-RELATED PERSON HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT-RELATED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Routine Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Routine Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Routine Communications have been posted to the Platform shall constitute effective delivery of the Routine Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LCE ACQUISITION CORPORATION,

By:
Name:
Title:

LCE HOLDCO LLC,

By:
Name:
Title:

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation with Loews Cineplex Entertainment Corporation continuing as the surviving corporation under the name “Loews Cineplex Entertainment Corporation” it will succeed by operation of law to all of the rights and obligations of LCE Acquisition Corporation set forth herein and that all references herein to the “Company” shall thereupon be deemed to be references to the undersigned.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION,

By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as Initial Lender, Administrative Agent, Dollar Swing Line Lender and L/C Issuer

By:
Name:
Title:

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as Mexican Administrative Agent

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Initial Lender and Syndication Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Initial Lender

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as L/C Issuer

By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Initial Lender and Co- Documentation Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Initial Lender and Co-Documentation Agent

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENTS

Lender	Revolving Credit Commitment	Closing Date Term Commitment	Delayed Draw Term Commitment	Total Commitment
Citicorp North America, Inc.	$26,500,000	$630,000,000	$16,750,000	$673,250,000

Credit Suisse First Boston	$20,500,000	$0	$16,750,000	$37,250,000

Bank of America, N.A.	$11,000,000	$0	$5,500,000	$16,500,000

Deutche Bank AG Cayman Islands Branch	$11,000,000	$0	$5,500,000	$16,500,000

Lehman Commercial Paper Inc.	$11,000,000	$0	$5,500,000	$16,500,000

Crédit Industriel et Commercial	$5,000,000	$0	$0	$5,000,000

General Electric Capital Corporation	$15,000,000	$0	$0	$15,000,000

Peso Revolving Credit Lender	Peso Commitment

SCHEDULE 10.02

ADMINISTRATIVE AGENTS’ OFFICES;

CERTAIN ADDRESSES FOR NOTICES

COMPANY:

MEXICAN BORROWER:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

Other Notices as Administrative Agent:

MEXICAN ADMINISTRATIVE AGENT:

Mexican Administrative Agent’s Office

Other Notices as Mexican Administrative Agent:

L/C ISSUER:

DOLLAR SWING LINE LENDER: